COMPLETE APPRAISAL OF
REAL PROPERTY

Sunwood Village Apartments
4020 South Arville
Las Vegas, Nevada

IN A RESTRICTED
 APPRAISAL REPORT

As of 4/13/04

Prepared For:

SPECS, Inc.
Suite LH-06
4200 Blue Ridge Boulevard
Kansas City, Missouri 64133







Prepared By:
Cushman & Wakefield of Arizona, Inc.
Valuation Services, Advisory Group
2525 East Camelback Road Suite 1000
Phoenix, AZ 85016
C&W File 10: 04-9060

                                           Cushman & Wakefield
                                           Cushman & Wakefield of Illinois, Inc.
                                           455 North Cityfront Plaza, Suite 2800
                                           Chicago, IL 60611
                                           312.470.1817 Tel
                                           312.470.2317 Fax
                                           randal_dawson@cushwake.com





April 26, 2004

Mr. Jim Hoyt
SPECS, Inc.
1 Main Street
Suite LH-06
4200 Blue Ridge Boulevard
Kansas City, Missouri 64133

Re:      Complete Appraisal of Real Property
         In a Self-Contained Report

         Sunwood Village Apartments 4020 South Arville
         Las Vegas, Nevada

C&W File ID: 04-9060

Dear Mr. Hoyt:

In fulfillment of our agreement as outlined in the Letter of Engagement. we are pleased to transmit our complete appraisal report on the property referenced above.

The value opinion reported below is qualified by certain assumptions, limiting conditions, certifications. and definitions, which are set forth in the report. We particularly call your attention to the following extraordinary assumptions and hypothetical conditions:

Extraordinary Assumptions: This appraisal employs no extraordinary assumptions.

Hypothetical Conditions:   This appraisal employs no hypothetical conditions.

This report was prepared for SPECS. Inc., and is intended only for their specified use. This report was prepared for SPECS, Inc. and is intended only for their specified use. It may not be distributed to or relied upon by any other persons or entities without the written permission of Cushman & Wakefield of Arizona. Inc.

This appraisal report has been prepared in accordance with our interpretation of your institutions guidelines, Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA), and the Uniform Standards of Professional Appraisal Practice (USPAP). including the Competency Provision.

The property was inspected by and the report was prepared by Robert J. Ryan, MAI.

This appraisal employs the Sales Comparison Approach and the Income Capitalization Approach. Based on our analysis and knowledge of the subject property type and relevant investor profiles, it is our opinion that these approaches would be considered applicable and/or necessary for market participants. The subject's age makes it difficult to accurately form an opinion of depreciation and tends to make the Cost Approach unreliable. Investors do not typically rely on the Cost Approach when purchasing a property such as the subject of this report. Therefore, we have not utilized the Cost Approach to develop an opinion of market value.

Mr. Jim Hoyt
Specs, Inc.
April 26, 2004
Page 2

Based  on our  Complete  Appraisal  as  defined  by  the  Uniform  Standards  of
Professional Appraisal Practice, we have developed an opinion that the market value of the Fee Simple estate of the referenced property, subject to the assumptions and limiting conditions, certifications, extraordinary and hypothetical conditions, if any, and definitions, "as-is" on April 13, 2004 is:

                   TEN MILLION SEVEN HUNDRED THOUSAND DOLLARS

                                  $10,700,000

Based on recent market transactions, as well as discussions with market participants, a sale of the subject property at the above-stated opinion of market value would have required an exposure time of approximately twelve months. Furthermore, a marketing period of approximately twelve months is currently warranted for the subject property.

This letter is invalid as an opinion of value if detached from the report, which contains the text, exhibits, and Addenda.

Respectfully submitted,
CUSHMAN & WAKEFIELD OF ARIZONA, INC.


/S/ ROBERT J. RYAN
------------------------
Robert J. Ryan, MAI
Director
Nevada Certified General Appraiser
License No. 00789
bob_ryan@cushwake.com
602-229-5904 Office Direct
602-229-5996 Fax

                                                        SUMMARY OF SALIENT FACTS

Common Property Name:           Sunwood Village Apartments

Location:                       4020 South Arville
                                Las Vegas, Clark County, Nevada

                                The site is located on the east side of South Arville Street about 200 feet north of Flamingo Boulevard.

Property Description:           The property consists of a 22-building, two-
                                story garden apartment community containing
                                252 units on a 9.8 acre parcel of land.

Assessor's Parcel Number:       162-18-801-003

Appraisal Guidelines:           This appraisal has been prepared in conformance
                                with The Departure Provision of the Appraisal
                                Institute for a Restricted Report guidelines.


Interest Appraised:             Fee Simple Estate


Date of Value:                  April 13, 2004

Date of Inspection:             April 13, 2004

Ownership:                      Sunwood Village Joint Venture L.P.

Occupancy:                      Current physical occupancy is 86.51 percent,
                                with 218 occupied units and 34 vacant units or units that are being vacated. Tenants are typically employed by the casino hotels and are either singles, couples, or two people sharing an apartment. The subject does not have many families, but does include some retired couples.

Current Property Taxes

         Total Assessment:              $3,556,371

         2003/2004 Property Taxes:      $108,000 (estimated)

Highest and Best Use

         If Vacant:             Residential property development to the highest
                                density possible

         As Improved:           As it is currently employed

Site & Improvements

Zoning:                         R-4, Multi-family, 24 units per acre

Land Area:                      9.80 gross acres (9.80 net)

                                426,888 gross square feet (426,888 net)

Number of Units:                252

Number of Stories:              two

                                Number of Buildings: 22

Year Built/Renovated:           1985 (n/a)

Type of Construction:           Wood frame and stucco exterior finish with flat
                                wood deck roof

Net Building Area:              194,975

Parking: 365 spaces (1.45:Unit). Some are covered but none are assigned.


         INDICATED VALUE
                                        STABILIZED
                                        (Year 1, 6/1/04)

Sales Comparison Approach:

         Indicated Value:               $9,875,000
         Per Unit:                      $39,286
         Per Square Foot:               $ 50.78

Income Capitalization Approach

Direct Capitalization

         Net Operating Income:          $858,809
         Capitalization Rate:           8.00%
         Indicated Value:                $10,725,000
         Per Unit:                      $42,560
         Per Square Foot:               $55.06

Reconciled Income Capitalization

Approach Value:                         $10,700,000
         Per Unit:                      $42,460
         Per Square Foot:               $54.88

FINAL VALUE CONCLUSION                  $10,700,000
         Per Unit:                      $38,889
         Per Square Foot:               $50.26
         Implied Capitalization Rate:   8.00%

         Exposure Time:    under 12 months
         Marketing Time:   under 12 months

Extraordinary Assumptions and Hypothetical Conditions

Extraordinary Assumptions

An extraordinary assumption is defined by the Uniform Standards of Professional Appraisal Practice (2002 Edition, The Appraisal Foundation, page 3) as "an assumption, directly related to a specific assignment, which, if found to be false, could alter the appraiser's opinions or conclusions. Extraordinary assumptions presume as fact otherwise uncertain information about physical, legal or economic characteristics of the subject property; or about conditions external to the property, such as market conditions or trends; or about the integrity of data used in an analysis."

This   appraisal   employs  no extraordinary assumptions.

Hypothetical Conditions

A hypothetical condition is defined by the Uniform Standards of Professional Appraisal Practice (2002 Edition, The Appraisal Foundation, page 3) as "that which is contrary to what exists but is supposed for the purpose of analysis. Hypothetical conditions assume conditions contrary to known facts about physical, legal, or economic characteristics of the subject property; or about conditions external to the property, such as market conditions or trends; or about the integrity of data used in an analysis."

This  appraisal  employs no hypothetical conditions.

                                                             SUBJECT PHOTOGRAPHS

[GRAPHIC OMITTED]
View of subject as it fronts Arville facing south

[GRAPHIC OMITTED]
Entrance to subject from Arville facing east

[GRAPHIC OMITTED]
View of clubhouse and leasing/manager's office

[GRAPHIC OMITTED]
Interior of clubhouse

[GRAPHIC OMITTED]
Second view of clubhouse interior

[GRAPHIC OMITTED]
View of the pool facing south from in front of clubhouse

[GRAPHIC OMITTED]
South Arville facing south


[GRAPHIC OMITTED]
South Arville facing north

[GRAPHIC OMITTED]
Close view of typical building

[GRAPHIC OMITTED]
Another view of typical building and apartment entrances

[GRAPHIC OMITTED]
View of another building with typical balcony and patio
(Note Palms Hotel/Casino in background)

[GRAPHIC OMITTED]
Typical buildings and covered parking

[GRAPHIC OMITTED]
View of typical entrance to an apartment

[GRAPHIC OMITTED]
Typical interior of one of three laundry rooms

[GRAPHIC OMITTED]
Subject's tennis courts

[GRAPHIC OMITTED]
View of typical landscaped courtyard between buildings.

[GRAPHIC OMITTED]
Children's playground area

[GRAPHIC OMITTED]
Typical covered parking

[GRAPHIC OMITTED]
Kitchen in model

[GRAPHIC OMITTED]
Vacant kitchen

[GRAPHIC OMITTED]
Living room in model

[GRAPHIC OMITTED]
Living room in vacant unit

[GRAPHIC OMITTED]
Bedroom in model

[GRAPHIC OMITTED]
Vacant unit bedroom

 TABLE OF CONTENTS

         INTRODUCTION                                           1
         REGIONAL ANALYSIS                                      6
         LOCAL AREA ANALYSIS                                    12
         APARTMENT MARKET ANALYSIS                              14
         SITE DESCRIPTION                                       17
         IMPROVEMENTS DESCRIPTION                               19
         HIGHEST AND BEST USE                                   22
         VALUATION PROCESS                                      24
         SALES COMPARISON APPROACH                              26
         INCOME CAPITALIZATION APPROACH                         32
         RECONCILIATION AND FINAL VALUE OPINION                 45
         ASSUMPTIONS AND LIMITING CONDITIONS                    46
         CERTIFICATION OF APPRAISAL                             49
         ADDENDA                                                50

                                                                    INTRODUCTION


Identification of Property

Common Property Name:                   Sunwood Village Apartments

Location:                               4020 South Arville
                                        Las Vegas, Clark County, Nevada 89103

                                        The site is located on the east side of
                                        South Arville Street about 200 feet
                                        north of Flamingo Boulevard.

Property Description:                   The property consists of a 19 year old,
                                        22-building, two-story garden apartment
                                        complex containing 252 units on a 9.8
                                        acre site.

Assessor's Parcel Number:               162-18-801-003

Property Ownership and Recent History

Current Ownership:                      Sunwood Village Joint Venture L.P.

Sale History:                           The property has not transferred within
                                        the past three years to the best of our
                                        knowledge. However, we have been
                                        informed by the owners there is an
                                        unsolicited offer of over $12,000,000.

Intended Use and Users of the Appraisal

This appraisal is intended to provide an opinion of the market value of the Fee Simple interest in the property for the exclusive use of SPECS, Inc. in evaluating potential financing on a sale transaction. It may be distributed to the client's attorneys, accountants, advisors, investors, lenders, potential mortgage participants and rating agencies. All other uses and users are unintended.

Dates of Inspection and Valuation

The value conclusion reported herein is as of April 13, 2004. The property was inspected on April 13, 2004 by Robert J. Ryan, MAI

Property Rights Appraised

Since the subject is leased but with short term lease agreements typical of an apartment complex, we are estimating an opinion of the market value of the Fee Simple Interest

Scope of the Appraisal

This is a complete appraisal presented in a RESTRICTED report, intended to comply with the reporting requirements set forth under the Uniform Standards of Professional Appraisal Practice (USPAP) for a Self-Contained Appraisal Report. In addition, the report was also prepared to conform to the requirements of the Code of Professional Ethics of the Appraisal Institute and the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), Title XI Regulations.

In preparation of this appraisal, we investigated a wide array of improved sales in the subject's sub-market, analyzed rental data, and considered the input of buyers, sellers, brokers, property developers and public officials. Additionally, we investigated the general regional economy as well as the specifics of the local area of the subject.

The scope of this appraisal required collecting primary and secondary data relative to the subject property. The depth of the analysis is intended to be appropriate in relation to the significance of the appraisal issues as presented herein. The data have been analyzed and confirmed with sources believed to be reliable, whenever possible, leading to the value conclusions set forth in this report. In the context of completing this report, we have made a physical inspection of the subject property and the comparables. The valuation process involved utilizing market-derived and supported techniques and procedures considered appropriate to the assignment.

This appraisal employs the Sales Comparison Approach and the Income Capitalization Approach. Based on our analysis and knowledge of the subject property type and relevant investor profiles, it is our opinion that these approaches would be considered applicable and/or necessary for market participants. The subject's age makes it difficult to accurately form an opinion of depreciation and tends to make the Cost Approach unreliable. Investors do not typically rely on the Cost Approach when purchasing a property such as the subject of this report. Therefore, we have not utilized the Cost Approach to develop an opinion of market value.


Definitions of Value, Interest Appraised and Other Terms

The following definitions of pertinent terms are taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, as well as other sources.

Market Value

     Market value is one of the central concepts of the appraisal practice. Market value is differentiated from other types of value in that it is created by the collective patterns of the market. A current economic definition agreed upon by agencies that regulate federal financial institutions in the United States of America follows, taken from the glossary of the Uniform Standards of Professional Appraisal Practice of The Appraisal Foundation:

     The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

     1.   Buyer and seller are typically motivated;

     2. Both parties are well informed or well advised, and acting in what they consider their own best interests;

     3.   A reasonable time is allowed for exposure in the open market;

     4. Payment is made in terms of cash in US dollars or in terms of financial arrangements comparable thereto; and

     5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Fee Simple Estate

     Absolute ownership unencumbered by any other interest or estate, subject to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat.

Leased Fee Estate

     An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease.

Market Rent

     The rental income that a property would most probably command on the open market, indicated by the current rents paid and asked for comparable space as of the date of appraisal.

Cash Equivalent

     A price expressed in terms of cash, as distinguished from a price expressed totally or partly in terms of the face amounts of notes or other securities that cannot be sold at their face amounts.

Market Value As Is on Appraisal Date

     The value of specific ownership rights to an identified parcel of real estate as of the effective date of the appraisal; related to what physically exists and is legally permissible and excludes all assumptions concerning hypothetical market conditions or possible rezoning.

Exposure Time and Marketing Time

Exposure Time

     Under Paragraph 3 of the Definition of Market Value, the value opinion presumes that "A reasonable time is allowed for exposure in the open market". Exposure time is defined as the length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at the market value on the effective date of the appraisal. Exposure time is presumed to precede the effective date of the appraisal.

The reasonable exposure period is a function of price, time and use. It is not an isolated opinion of time alone. Exposure time is different for various types of real estate and under various market conditions. As noted above, exposure time is always presumed to precede the effective date of appraisal. It is the length of time the property would have been offered prior to a hypothetical market value sale on the effective date of appraisal. It is a retrospective opinion based on an analysis of recent past events, assuming a competitive and open market. It assumes not only adequate, sufficient and reasonable time but adequate, sufficient and a reasonable marketing effort. Exposure time and conclusion of value are therefore interrelated.

Based on discussions with market participants and information gathered during the sales verification process, a reasonable exposure time for the subject property at the value concluded within this report would have been under 12 months. This assumes an active and professional marketing plan would have been employed by the current owner.

Marketing Time

     Marketing time is an opinion of the time that might be required to sell a real property interest at the appraised value. Marketing time is presumed to start on the effective date of the appraisal. (Marketing time is subsequent to the effective date of the appraisal and exposure time is presumed to precede the effective date of the appraisal). The opinion of marketing time uses some of the same data analyzed in the process of estimating reasonable exposure time and it is not intended to be a prediction of a date of sale.

We believe. based on the assumptions employed in our analysis. as well as our selection of investment parameters for the subject. that our value conclusion represents a price achievable within a period of under 12 months.

Legal Description

The subject site is identified by Clark County as Parcel Number 162-18-801-003.

                                                               REGIONAL ANALYSIS

[GRAPHIC OMITTED]
REGIONAL MAP

 Introduction

The short- and long-term value of real estate is influenced by a variety of factors and forces that interact within a given region. Regional analysis serves to identify those forces that affect property value, and the role they play within the region. The four primary forces that influence real property value include environmental characteristics, governmental forces, social factors, and economic trends. These forces determine the supply and demand for real property, which, in turn, affect market value.

The subject property is located in the city of Las Vegas about two miles west of the Las Vegas strip.

Economic & Demographic Profile

The  following  profile  of the Las  Vegas  metropolitan  area was  provided  by
Economy.com,   a  leading   provider  of  economic,   financial,   and  industry
information.

     Economy.com's core assets of proprietary editorial and research content as well as economic and financial databases are a source of information on national and regional economies, industries, financial markets, and demographics. The company is staffed with economists, data specialists, programmers, and online producers who create a proprietary database.

Economy.com's approach to the analysis of the U.S. economy consists of building a large-scale, simultaneous-equation econometric models, which they simulate and adjust with local market information, creating a model of the U.S. macro economy that is both top-down and bottom-up. As a result, those variables that are national in nature are modeled nationally while those that are regional in nature are modeled regionally. Thus, interest rates, prices, and business investment are modeled as national variables; key sectors such as labor markets (employment, labor force), demographics (population, households, and migration), and construction activity (housing starts and sales) are modeled regionally and then aggregated to national totals. This approach allows local information to influence the macroeconomic outlook. Therefore, changes in fiscal policy at the national level (changes in tax rates, for example) are translated into their corresponding effects on state economies. At the same time, the growth patterns of large states, such as California, New York, and Texas, playa major role in shaping the national outlook.

In addition on a regional basis, the modeling system is explicitly linked to other states through migration flows and unemployment rates. Economy.com's model structure also takes into account migration between states.

 Las Vegas
Employment Growth

2002-04
4

2002-07
4
 Best= 1
 Worst = 325

MSA Life Cycle Phase
Mature

Vitality
Best = 1
Worst = 325
169

Cost of doing business U.S.=100%
98%

Cost of Living U.S.=100%
104%
---------------------------------------------------------------
Relative Employment Performance (1991=100)
[GRAPHIC OMITTED-Line graph 1990-2007]
---------------------------------------------------------------



   1996      1997     1998     1999     2000     2001     2002    Indicators
   38.6      40.9     43.3     46.3     49.5     50.9     52.3    Gross
                                                                  Metro
                                                                  Product,
                                                                  C$B
    9.7       6.0      5.8      7.1      6.7      3.0      2.7    % Change
  592.1     631.4    630.0    713.3    752.2    783.4    787.9    Total
                                                                  Employment
                                                                  (000)
    8.8       6.6      5.0      7.6      5.4      4.1      0.6    % Change
    5.5       4.1      4.2      4.4      4.1      5.4      5.7    Unemployment
                                                                  Rate
   11.0      10.1     11.3      7.6      8.8      5.0      4.2    Personal
                                                                  Income
                                                                  Growth
1,262.4   1,346.6  1,426.9  1,503.1  1,582.9  1,653.3  1,722.3    Population,
                                                                  (000)
 20,513    20,555   21,628   21,823   23,169   24,012   24,702   Single-Fam1ily
                                                                  Permits
 11,868    10,321   10,977    6,977    4,993    7,926    7,249    Multifamily,
                                                                  Permits
  118.5     122.9    127.9    130.6    137.3    148.5    160.0    Existing
                                                                  Home
                                                                  Price
                                                                  ($Ths)
  7,162     7,057   12,580   10,648    9,757   22,129   29,292    Mortgage
                                                                  Originations
                                                                  ($Mil)
   63.2      74.6     69.9     65.9     68.9     57.6     56.4    Net
                                                                  Migration
                                                                 (000)
  8,192    10,729   12,384   11,322   10,799   14,439   15,882    Personal
                                                                  Bankruptcies



Indicators             2003     2004    2005         2006          2007
Gross
Metro
Product,
C$B                    54.6     57.1      59.2           62.3          65.2
% Change                4.3      4.6       3.7            5.1           4.7
Total
Employment
 (000)                806.8    832.7     859.2          896.6         930.9
% Change                2.4      3.2       3.2            4.4           3.8
Unemployment
Rate                    5.4      5.3       5.0            5.0           4.9
Personal
Income
Growth                  5.7      5.9       6.7            7.6           7.0
Population,
(000)               1,790.9  1,851.0   1,905.1        1,980.1       2,054.6
Single-Fam1ily
Permits              30,472   28,345    26,045         27,285        27,593
Multifamily,
Permits              10,203    6,556     6,315          7,449         8,274
Existing
Home
Price
($Ths)                179.5    186.4     192.1          196.5         201.4
Mortgage
Originations
($Mil)               42,048   23,774    19,340         20,971        22,423
Net
Migration
(000)                  56.7     47.8      41.7           62.3          61.5
Personal
Bankruptcies         17,018   15,554    14,194         15,033        16,861



STRENGTHS
-  Nevada has no personal income tax.
-  Robust population growth supports local industries
-  Housing is affordable..

WEAKNESSES
- Over-reliance on tourism makes employment growth volatile and endangers fiscal conditions.
-  Low per capita income, and weak income growth.
-  Water scarcity may ultimately contain growth.

-------------------------------------------------------------
[GRAPHIC OMITTED-Bar graph]
CURRENT EMPLOYMENT TRENDS
November 2003 Employment Growth
% Change Year Ago

Total                       4.0
Construction                8.3
Manufacturing               4.6
Trade                       4.9
Trans/Utilities             1.8
Information                -4.7
Financial Activities        5.3
Prof & Business Svcs        3.6
Edu & Health Svcs           6.3
Leisure & Hospitality       3.1
Other Services              1.4
Government                  3.1
-------------------------------------------------------------
Forecast Risks
Short Term [Up Arrow]
Long Term [ Down Arrow]
Risk-Adjusted Return, '02-07:1.08%


UPSIDE
- Industrial base diversifies to a greater extent than anticipated.
- Tourism industry invests more heavily in non-gaming attractions.
- State government broadens the tax base.

DOWNSIDE
- Housing market slumps due to unexpectedly slow migration.
- Sustained strong U.S-dollar cuts into foreign arrivals.

-------------------------------------------------------------

     Recent Performance. The Las Vegas economy is growing at a strong and accelerating pace, leading the nation's large metro areas in job growth. Visitor arrivals, gaming revenue, and hotel performance are making sustained, incremental improvements, and construction activity is heating up. The housing market is enjoying a robust expansion, with building and prices up strongly over year-ago levels. Population growth is cooling a bit, but demographic forces continue to argue for healthy short and long-term economic expansion. Lack of industrial diversity remains a long term threat to growth, however. The private and public sectors are disproportionately reliant on the continued expansion of tourism.

     Global recovery. The strength of the global economic recovery is a crucial factor in determining the near-term outlook for LAS. LAS was the sixth most popular destination city in the continental U.S. for foreign tourists in 2002, and foreigners make up a nontrivial portion, around 12%, of LAS's visitor base. But foreigners' share dropped to 8% last year, even as overall visitation was basically flat. An upswing in international visitors is essential to the growth in the tourism industry. Air service to Europe and Asia is increasing, and the metro area set up a tourism promotion office in Beijing in October, signaling a clear intention to tap that market. A downside risk lies in an unexpectedly sharp appreciation of the U.S. dollar which would trim affordability for foreign visitors.

     Conventions. Convention attendance in LAS has been very strong, up 13% year to date through October. Private convention center additions. such as Mandalay Bay's expansion to 1.8 million sf of meeting space earlier this year, have vaulted LAS to the top three convention markets by capacity. However, while its gargantuan size gives it unique leverage for bigger shows, half of all LAS convention attendees during the first half of 2003 attended conventions of 500 people or fewer. This puts half of the area's convention business in competition with a very large number of smaller venues across the country. Only a quarter of the LAS convention attendees were part of conventions of 15,000 or greater. Thus, while the mammoth capacity of some LAS venues is a compelling factor in a small number of cases, in the majority of cases, LAS actually faces a large number of competitors.

     Retail. Retail employment growth is picking up in LAS, and this growth reflects two things. First, retail demand is recovering as visitor arrivals and spending rebound; payrolls, wh1ch held flat through 2002, have had to play catch-up. Second, growth reflects a long-term trend of infusing LAS destinations with a higher concentration of retail outlets. Expansions already planned for the Strip will add 1.5 million sf, or about 50% more space, to the existing retail inventory. Mandalay Place, which opened this fall, brings 40 new stores and restaurants to the south end of the Strip. The Strip's glitzy Fashion Show mall will more than double its space to 1.9 million sf next year when its $1 billion expansion wraps up. And Steve Wynn's Revile resort, opening in 2005 will bring the first auto dealership (Maseratis and Ferraris) to the Strip. Retail rents and vacancy rates have remained stable amid the building boom, but will warrant watching.

     Las Vegas is posting enviable job growth, and will benefit further from the national and global recovery in 2004. Long term, poor income trends present a challenge to the advancement of local industries and make the metro area all the more reliant on the inflow of tourist dollars. Nevertheless, due to strong population trends and low business costs, the outlook calls for exceptionally strong growth. LAS will be one of the top performing metro areas in the U.S. over the forecast horizon.

David Givens
December 2003

TOP EMPLOYERS
MGM Mirage                                              39,000
Mandalay Bay Resort & Casino                            25,000
Park Place Entertainment Corporation                    19,620
Station Casinos                                         10,000
Hanah's Entertainment, Inc.                              9,500
Nellis Air Force Base                                    7,774
Coast Casinos                                            7,252
Boyd Gaming Corporation                                  7,000
Venetian Casino Resorts LLC                              4,600
University Medical Center of S. Nevada                   3,800
Sunrise Hospital and Medical Center                      3,500
Aladdin Resort & Casino                                  2,800
Imperial Palace Hotel and Casino                         2,400
University of Nevada-Las Vegas                           2,371
Tropicana Hotel                                          2,360
Icahn Gaming                                             2,300
St. Rose Dominican Hospitals                             2,100
Community College of Southern Nevada                     2,000
Riveria Hotel Casino                                     2,000
GES Exposition Services, Inc.                              500


Sources: Economy.com 2003 & Guide to Military Installations, 2003 & Las Vegas Business Press, March 2003

Public
Federal                  10,501
State                    14,029
Local                    61,922

2002
-------------------------------------------------------------

INDUSTRY DIVERSITY
Most Diverse (U.S.)
1.0
0.80
0.60
LAS 0.23
0.40
0.20
0.00
Least Diverse

EMPLOYMENT VOLATILITY
DUE TO U.S. FLUCTUATIONS: 21% Not due to U.S.; 79% Due to U.S.
Relative to U.S.: US- 100; LAS =228
[GRAPHIC OMITTED-Bar graphs]

-----------------------------------------------------



COMPARATIVE EMPLOYMENT AND INCOME

                  % of Total Employment      Average Annual Earnings
Sector              LAS      NV       US      LAS      NV       US
Construction        9.6%     8.7%     5.2%    $47,727  $47,977  $39,845
Manufacturing       3.1%     4.1%    12.0%    $39,795  $44,780  $48,756
  Durable          65.9%    64.9%    62.0%    nd       $46,853  $50,404
  Nondurable       34.1%    35.1%    38.0%    nd       $40,557  $45,969
Transport/Utilities 3.8%     3.9%     3.6%    $37,405  $38,715  $44,972
Wholesale Trade     2.8%     3.3%     4.4%    $48,433  $48,164  $51,842
Retail Trade       11.3%    10.9%    11.7%    $25,161  $25,038  $22,635
Information         1.7%     1.6%     2.6%    $53,542  $51,359  $69,569
Financial
Activities          5.5%     5.3%     6.0%    $26,688  $26,928  $41,740
Prof. and Bus.
Services           11.2%    10.8%    12.4%    $39,767  $39,576  $43,053
Educ. and Health
Services            6.8%     6.8%    12.5%    $39,549  $39,589  $34,032
Leisure and Hosp.
 Services          30.2%    28.3%     9.0%    $28,959  $28,196  $19,135
Other Services      2.9%     2.9%     3.9%    $20,742  $20,799  $19,842
Government         11.0%    12.4%    16.2%    $49,858  $50,829  $42,939

Source: Percent of total employment - Economy.com & BLS, 2002; Average annual earnings - BEA, 2001

                                  HOUSE PRICES
                    [GRAPHIC OMITTED-Line Graph (1987-2003)]

CREDIT QUALITY
Fitch: N/A
Moody's: County: Aa2


LEADING INDUSTRIES

NAICS      Industry                                       Employees (000)

7211     Traveler Accommodations                               161.5
7221     Full-Service Restaurants                               26.7
7222     Limited-Service Eating Places                          23.7
2383     Building Finishing Contractors                         16.1
2382     Building Equipment Contractors                         15.8
2381     Foundation, Struc., & Bldg. Ext. Contractors            14.7
2360     Construction of Buildings                              14.0
5617     Services to Buildings and Dwellings                    12.7
7139     Other Amusement and Recreation Industries.             10.7
2370     Heavy and Civil Engineering Construction               8.6
4853     Taxi and Limousine Service                             7.5
4481     Clothing Stores                                        7.3
5616     Investigation and Security Services                    6.9
5311     Lessors of Real Estate                                 6.4
2389     Other Specialty Trade Contractors                      6.1


         High-tech employment                                   20.7
         As % of total employment                               2.6

Source:  BLS, Economy.com, 2002

---------------------------------------------------------



MIGRATION FLOWS
Into Las Vegas           Number of Migrants          Median
                                                     Income

Los Angeles                9,794                     20,514
Riverside                  4,813                     20,744
San Diego                  3,374                     25,771
Orange County              3,185                     29,256
Chicago                    2,828                     26,533
Phoenix                    2,699                     24,335
Oakland                    1,970                     32,285
Salt Lake City             1,824                     25,860
San Jose                   1,673                     34,438
Honolulu                   1,412                     19,237
Total Inmigration         94,429                     22,939

From Las Vegas
Los Angeles               4,046                      17,362
Riverside                 3,472                      19,688
Phoenix                   2,912                      24,405
San Diego                 1,738                      21,214
Orange County             1,305                      22,001
Reno                      1,004                      19,112
Chicago                     984                      21,174
Salt Lake City              973                      22,787
Denver                      821                      24,370
Seattle                     722                      20,579
Total Outmigration        60,549                      20,976

Net Migration             60,549                      20,976


NET MIGRATION, LAS
[GRAPHIC OMITTED-Bar Graph]

         Domestic           Foreign           Total
1998     40,760             20,153            69,913
1999     39,375             26,546            65,921
2000     45,120             23,746            68,866
2001     43,922             13,653            57,575
2002     42,765             13,617            56,382

Source: IRS (top), 2002; Census Bureau &
Economy.com, 2002

------------------------------------------------

PER CAPITA INCOME
[GRAPHIC OMITTED-Bar Graph]

27,916
LAS
30,128
NV
30,413
US

Source: Bureau of Economic Analysis, 2001
----------------------------------------------

LAS VEGAS

Construction is Outpacing Demographic Demand
[GRAPHIC OMITTED-Line Graph]

     LAS can expect a deceleration in homebuilding over the next one to two years as the moderation in household formations weighs on the demand for new units. LAS is not an overbuilt market, but inventories have edged upward over the last year in the wake of strong building, especially in the single-family market. In addition, price appreciation in the market has outpaced household income growth for three years, which cannot be sustained indefinitely. Slowing price appreciation will weigh on building activity.

Underway but Unfinished
[GRAPHIC OMMITED-Bar Graph]

     LAS's tourism recovery is under way, but the industry is still shy of its pre-recession peak by most measures. Gaming revenue on the Strip showed very strong growth during the third quarter in part because of easy year-over-year comparisons, but also because of a genuine, late summer pickup in travel volume. Hotel performance in LAS is looking better by the week, as room rates and occupancies beat 2002 levels. Forward-looking room rate surveys show strength through the New Year. By mid-2004, with a continued macro recovery, tourism indicators should reach peak levels again.

Markets Over the Horizon
[GRAPHIC OMITTED-Bar Graph]

     Far-flung air markets represent growth opportunities for Las Vegas. China's contribution could help to boost Asian visitation tremendously, once direct air service to that country is established. Less than 10% of U.S.-bound Western Europeans come to LAS, although Virgin's service from London has been very well received, suggesting that there is room for growth. Under 5% of South American visitors to the U.S. make it to LAS, in part because the East Coast city of Miami is a hub for much of the U.S.-South American air traffic. With concerted overseas marketing, LAS could strengthen its international visitation and diversify its tourism base.


Non-tourism Sectors Grow at Solid Pace
[GRAPHIC OMITTED-Bar Graph]

     LAS's non-tourism industries have held their own through the area's recession and recovery. Growth in total employment, ex leisure and hospitality services, has topped 3% on a year-ago basis on the strength of construction, healthcare and local government. Driven by population growth, these industries were more immune to the recession than were travel-based industries that feed off a prosperous national economy, and they've added a measure of stability to the otherwise volatile expansion of the gaming-based tourism sector.

Critical Observations

The following bullet points summarize some of our general observations relating to the subject's region.

..    Location - The subject is located in an older but central  location  within the Las Vegas MSA. It is convenient to employment with the casino hotels that are located along the famed Las Vegas Boulevard "strip" about two miles east of the subject.

..    Economy  - Las  Vegas's  economy  is  expanding.  Employment  is  not  well diversified and is heavily dependent upon tourism and the gaming industry. However, the subject's proximity to the "strip" and the casino-hotels is a positive for many of the subject's residents and area resident that are employed by them. This is not expected to change in the near future.

..    Population - Population  growth in the MSA is  forecasted to be 3.7 percent per year.

..    Income - Income levels are projected to increase at an annual rate of about
     5.5 percent per year over the next five years. Per capita income is below statewide levels and below the national average due to a high incidence of lower wage positions in the service and gaming industry, However it has a relatively average cost of living.

..    Strengths - Strengths of the region include affordable housing, no personal income tax and a growing population and market.

..    Weaknesses - Weaknesses within the MSA include an over-reliance on tourism, low educational levels of much of the work force and low per capital income. A long term problem is water scarcity which will worsen if growth is not either curtailed or better regulated.

Conclusion

In light of the social and economic attributes of the greater Las Vegas area, we are cautiously optimistic about the short-term outlook. Long-term, the region should see stability and moderate growth, with increasing real estate values.


 LOCAL AREA MAP
[GRAPHIC OMITTED]

                                                             LOCAL AREA ANALYSIS

Location

The property is located in a central portion of the City of Las Vegas in Clark County. Generally, the boundaries of the immediate area are Desert Inn to the north, Highway 1-15 to the east, Tropicana Boulevard to the south and Jones Boulevard to the west.

Access

Local  area   accessibility   is  generally  good,   relying  on  the  following
transportation arteries:

Local: Most of the Las Vegas area is designed in a grid pattern with major arterials at one mile intervals. The local area is an example. Major east-west thoroughfares include Tropicana and Flamingo Boulevards to the south and Spring Mountain Road, Desert Inn Road and Sahara Avenue to the north. North-South routes include Valley View Boulevard to the east and Decatur and Jones boulevards to the west.

Regional:                               Interstate 15 provides regional access
                                        and egress with the nearest access point being about 1.5 miles east of the subject at Flamingo Boulevard. 11 interchanges with highway 95 about seven miles north of Flamingo.

There is some public transportation along major arterials like Flamingo. Given the level of build-out, there is little likelihood the current road system will experience any change.

Nearby and Adjacent Uses

The subject's local area is predominantly composed of apartment complexes with most of the subject's competition located within one to two blocks. Major thoroughfares, such as those mentioned above are commercial in character which is typical of the city in general.

Local Area Characteristics

The subject's local area developed in the late 1970's through the early to mid 1980's. At that point it was nearly 100 percent developed. The newest addition is the Palm Casino Hotel located about one block to the south on the south side of Flamingo Road. It required the acquisition and demolition of some small and older one story commercial uses.

Major arterials like Flamingo Road are commercial. Within one block of the subject, on the southeast corner of Arville and Flamingo is the Palm Hotel and its parking garage. The southwest corner is improved with a mid sized strip center with local retailers and businesses. The northwest corner is improved with a Chevron Station, a "Terrible's" car wash and a bank branch (all are behind the subject). Also within one to three blocks is the Gold Coast Casino and Hotel and the much larger Rio Casino Hotel; both east of the subject and Arville Road. The northwest corner is a walled area separating Flamingo Road from a residential area comprised of one family homes.

The interior streets are dominated by two story apartment complexes similar in age to the subject, but with some variation in observable condition and quality. The area also includes two condominium projects and a mobile home park about one half mile northwest of the subject.

Improvements in closest proximity to the subject are the following:

North: Grandview apartments, one of the subject's competitors

East: Wynn Drive and Gold Coast Casino Hotel

South: Three story office building, a bank branch, Sonic Restaurant that is under construction (all along the north side of Flamingo and south side of subject site)

West: Opposite side of Arville - one family homes

Special Hazards or Adverse Influences

There are no detrimental influences such as land fill, flood zones, or uses that would result in air and/or noise pollution in the vicinity of the subject.

Land Use Changes

The pattern of land described above is not likely to change without the acquisition of older buildings and their subsequent demolition. An example is the Palm Hotel and Casino. However, the interior streets have been and will remain residential with little if any change.

Conclusion

The are can best be described as stable. It is not likely, due to its built-out nature, population or households will increase in the local area. It experiences steady and sometimes heavy traffic patterns because of Flamingo Road being a major arterial and due to the presence of the Palm, Gold Coast and Rio hotel and resorts all within three blocks of the subject. The positive relating to their proximity is the employment they offer and in fact provide to area residents.

                                                       APARTMENT MARKET ANALYSIS

Las Vegas Multifamily Market Overview

In order to better analyze the financial feasibility and marketability of residential uses within the subject development, a detailed discussion and analysis of the residential market conditions for metropolitan Las Vegas and the subject's market area are provided.

Permit Activity/Demand

Historically, metropolitan Las Vegas multifamily residential building activity can be best characterized as a series of cycles. Peaks in new permits occurred in 1988/1989 (13,341 to 18,583) arid 1996/1998 (11,287 to 10,076). This was followed by gradual declines in new construction as demand caught up with the supply. Since 2000, multifamily permits gradually increased through 2002, then declined in 2003. Depending on the source, new units are forecast in 2004 to range from 3,000 to 5,000.


                              MULTI-FAMILY SUMMARY
        YEAR                 Units       Units          Absorbed        Vacancy
                           Permitted   completed

         1999                5,400      7,800           6,400             4,6%
         2000                5,100      5,000           3,700             4,8%
         2001                7,900      5,300           1,200             6.1%
         2002                7,300      4,700           4,000             8.4%
         2003                4,500      4,800           7,150             7.9%
         2004 est            5,000      5,000           6,000             6.8%

Source: CBRE


The 10-year average for new construction in Las Vegas has been 5,860. Average absorption for the past 10 years is 4,990. In 2004, it is expected that vacancies should decline as absorption exceeds new supply.

Vacancy

Several different sources track vacancy in Las Vegas, each having slightly different figures. Historical vacancies in Las Vegas are summarized as follows.


                     HISTORICAL AVERAGE VACANCY - LAS VEGAS

1993    1994   1995   1996   1997   1998    1999    2000    2001    2002    2003
3.7%    2.9%   3.2%   5.2%   7.8%   6.7%    4.6%    4.8%    6.1%    8.4%    6.3%

Source: Hendricks & Partners

The detailed monthly 2003 vacancy per CBRE is summarized as follows.

                               Overall
Year     Month              (all classes)
2003     January               9.22%
         February               8.78
         March                  8.04
         April                  8.46
         May                    8.25
         June                   8.51
         July                   7.85
         August                 6.98
         September              6.51
         October                6.82
         November               7.64
         December               7.59
         AVG                    7.89
Source: CBRE

Due to the decreased travel post 9/11/01, which reduced hotel and casino traffic, apartment occupancies suffered in 2002 due to staff reduction at hotels and casinos and continued new supply. However in 2003, as the national economy recovered, normalized travel resumed, and new home prices continued to increase, apartment demand increased, allowing vacancy levels to decrease.

Rent Levels

The following table summarizes a 12-month comparison of vacancy and rents for the Las Vegas apartment sub-markets compiled by Hendricks & Partners.


                  FOURTH QUARTER 2002/2003 LAS VEGAS APARTMENT
                                  MARKET RECAP

                                    Vacancy       Average Rents
                               4th Qtr. 4th Qtr. 4th Qtr.  4th Qtr.   Annual
Market Area                     2003     2002     2003      2002     Increase
Lone Mountain/
NW Las Vegas                    5.8%     7.0%    $763     $741          2.9%
North Las Vegas                 5.8%     7.1%    $719     $748         -3.9%
Downtown                        6.2%     6.0%    $576     $579         -0.6%
Sunrise Manor/East LV           5.0%     8.8%    $661     $658          0.4%
Spring Valley/Enterprise        4.1%     7.1%    $754     $751          0.4%
The Strip                       4.6%     8.1%    $738     $712          3.6%
Paradise                        4.6%     6.6%    $732     $723          1.2%
Green Valley/Henderson          4.7%     7.1%    $835     $818          2.1%
Totals                          4.8%     7.4%     746     $734          1.6%

Source: Hendricks & Partners Apartment Update

Las Vegas apartment rental rates continue to grow but at a much slower rate, approximately 1.5 percent through 2003 versus 0.9 percent in 2002. The current rent rate per the Marcus & Millichap averages $746 per month. Due to the significant amount of recent supply additions, it appears that rental concessions, primarily in the form of free rent, mitigated a large portion of the rental rate growth, which was as high as 3.7 percent in 1996.

CBRE reports increasing rents over the past year, currently averaging $768 per month, or $0.81 per square foot, compared with $755, or $0.82 per square foot in 2002, an increase of 1.7 percent.

Overall, it appears that rents increased slightly in 2003, although concessions are widespread. However, all sources expect rent to rebound in 2004, with 2 to 3 percent rent growth.

Concluding Citywide Remarks

The current market conditions are best summarized as follows:

     . Unemployment rates, which had increased after 9/11, have again decreased, and employment growth has recently been increasing, and is expected by most economists to have modest growth in 2004.

     . As new residents move to Clark County, demand for housing stays strong. Mortgage interest rates are still very low relative to the 80s and 90s, and growth in personal income has outpaced job growth, leading to a steady increase in demand for housing in the county. Home prices continued to rise, and the median price of a new single-family home rose to almost $200,000, up 9.3 percent from a year ago.

     . The gaming industry continues to advance despite volatility within the local and national economy.

In general, it appears the Las Vegas' apartment market remains relatively strong, despite the substantial building and increased vacancies that have occurred during the past several years.

                                                                SITE DESCRIPTION

Location:                               4020 South Arville
                                        Las Vegas, Clark County, Nevada 89103

                                        The site is located on the east side of
                                        South Arville Street about 200 feet
                                        north of Flamingo Boulevard.

Shape:                                  Rectangular

Topography:                             Level at street grade

Land Area:                              9.80 gross acres (9.80 net acres)

                                        426,888 gross square feet (426,888 net
                                        square feet)

Frontage, Access, Visibility:           The site has average visibility and
                                        access from both the east side of South
                                        Arville and the west side of South Wynn
                                        Drive. The site is long and narrow with
                                        an atypical depth to frontage ratio.

Soil Conditions:                        We did not receive nor review a soil
                                        report. However, we assume that the
                                        soil's load-bearing capacity is
                                        sufficient to support existing
                                        structures. We did not observe any
                                        evidence to the contrary during our
                                        physical inspection of the property.
                                        Drainage appears to be adequate.

Utilities
         Water:                         City of Las Vegas

         Sewer:                         City of Las Vegas

         Electricity:                   Nevada Power

         Gas:     S                     outhwest Gas

         Telephone/Cable:               Numerous/Cox Communications

Site Improvements:                      The site improvements include concrete
                                        paved parking areas, curbing, sign age,
                                        landscaping, yard lighting and drainage.

Land Use Restrictions:                  We were not given a title report to
                                        review. We do not know of any easements, encroachments, or restrictions that would adversely affect the site's use.
                                        However, we recommend a title search to
                                        determine whether any adverse conditions exist.

Flood Map:                              National Flood Insurance Rate Map
                                        Community Panel Number x dated September
                                        27, 2002.

Flood Zone:                             FEMA Zone X: Areas determined to be
                                        outside the 500 year flood plain.

Wetlands:                               We were not given a Wetlands survey.
                                        If subsequent engineering data reveal
                                        the presence of regulated wetlands,
                                        it could materially affect property
                                        value. We recommend a wetlands survey
                                        by a competent engineering firm.

Seismic Hazard:                         According to a 1996 International
                                        Conference of Building Officials' map
                                        of the United States, the subject is not believed to be in a special seismic hazard zone.

Hazardous Substances:                   We observed no evidence of toxic or
                                        hazardous substances during our
                                        inspection of the site. However, we are
                                        not trained to perform technical
                                        environmental inspections and recommend
                                        the services of a professional engineer
                                        for this purpose.

Overall Functionality:                  The subject site has a loner and more
                                        narrow that is typical, but it is
                                        functional for the current use.

Real Estate Taxes                       The subject's most current assessed
                                        value is $3,556,371 resulting in taxes
                                        of $27,131 or $107.66 per unit

Zoning: The subject site is zoning for multi-family residential use. Although we did not conduct

                                        We are not experts in the interpretation of complex zoning ordinances but the property appears to be a conforming use based on our review of public information. The determination of compliance is beyond the scope of a real estate appraisal.

                                        We know of no deed restrictions, private or public, that further limit the subject property's use. The research required to determine whether or not such restrictions exist, however, is beyond the scope of this appraisal assignment. Deed restrictions are a legal matter and only a title examination by an attorney or title company can usually uncover such restrictive covenants. Thus, we recommend a title search to determine if any such restrictions do exist.

                                                        IMPROVEMENTS DESCRIPTION

The following description of improvements is based upon our physical inspection of the improvements along with our discussions with the building manager. The unit mix is as follows.

UNIT MIX
                                             No.   Unit   NRA    Units  Actual
 No. Plan          BR  BA  Features         Units  (SF)   (SF)  Leased Occupancy
 1   one bedroom   1   1   CF. BALC/PATIO    107    625   66.875  94       87.9%
 2   small 2 bdrm. 2   1   CF. BALC/PATIO     40    840   33.600  35       87.5%
 3   large 2 bdrm. 2   2   CF. BALC/PATIO    105    900   94.500  89       84.8%
 TOTAL AVERAGE                               252    774  194.975  218      86.5%

         KEY TO FEATURES
         FP - FIREPLACE                   WDC - W/D CONNECTION
         TH - TOWNHOUSE/STUDIO            WD - WASHER/DRYER
         CFM - CEILING FAN MASTER         GT - GARDEN TUB
         CFl - CEILING FAN LIVING         M - MICROWAVE

General Description

Number of Units:                252

                                Year Built: 1985

Number of Buildings:            22

Number of Stories:              two

Net Rentable Area:              194.975 square feet

Design and Functionality:       The subject consists of a garden apartment
                                property of wood frame and stucco exterior finish with flat wood deck roof and flat roof with built-up materials. The subject has Average overall appeal to prospective apartment tenants.

Amenities:                      One swimming pool. one whirlpool. three laundry
                                rooms, exercise room, Barbeque grills.
                                children's playground on-site courtesy patrol and some covered parking

Construction Detail

Foundation:                     Poured concrete slab

Framing: Wood frame and stucco exterior finish with flat wood deck roof

Floors:                         Upper floors are of wood decking

Exterior Walls:                 The exterior facade of the building consists of
                                stucco over wood.

Roof Cover:                     Flat roofing system consisting of built-up
                                assemblies with composition shingle cover.

Windows:                        Units have thermal windows in aluminum frames.
                                The windows are single paned with screens.

Mechanical Detail

Heating: Heat to the subject is supplied either by ground mounted or roof mounted, electric single unit forced air heaters. Heating is supplied via baseboard converters with local zone temperature control.

Cooling: The subject is cooled by either ground mounted or roof-mounted package HVAC units. Cooling is distributed to the apartments through an integrated duct network with individual controls.

Plumbing:                       The plumbing system is assumed to be adequate
                                for existing use and in compliance with local law and building codes. The plumbing system is typical of other apartment properties in the area with a combination of PVC, steel, copper and cast iron piping throughout the building.

Electrical Service:             Electricity for the subject is obtained through
                                low voltage power lines. The building features low voltage power with 480-volt electric service.

Elevator Service:               The subject does not contain elevators.

Fire Protection:                The building is not fully sprinklered.

Security:                       A tenant, who is a member of the city police
                                force patrols the grounds and is provided a discounted monthly rent.

Interior Detail

Layout: The subject property is a 22-building community arranged in a campus setting.

Floor Covering:                 Carpet in living, dining and bedroom areas and
                                sheet vinyl tile in kitchen and bathrooms.

Walls:                          Painted and textured gypsum board.

Ceilings:                       Painted and textured gypsum board.

Bathrooms:                      Depending on the unit type, each apartment is
                                equipped with one or two full bathrooms.
                                Full bathrooms consist of a shower/tub with wall mounted showerhead, toilet and sink and sheet vinyl floor covering, and a combination wall papered gypsum board walls.

Site Improvements

Parking: 365 spaces (1.45:Unit). Some are covered but none are assigned.

Onsite Landscaping:             A variety of trees, shrubbery and grass.

Other:                          Concrete curbs and walkways.

Summary

Condition:                      The subject improvements are in average
                                condition given its competitive position.
                                There are currently no "downed" or unleasable units. In fact, the current deferred maintenance
                                (areas that need paint and upgrade) is
                                estimated herein to be $45,000.

                                The property is being maintained and provides an average appearance relative to competing properties within its sub-market.

                                We did not inspect the roofs or make a detailed inspection of the mechanical systems. The appraisers, however, are not qualified to render an opinion as to the adequacy or condition of these components. The client is urged to retain an expert in this field if detailed information is needed about the adequacy and condition of mechanical systems.

Quality: The overall quality is good and is consistent with the comparables in the micro-market.

Layout & Functional Plan:       Average

Year Built:                     1985

Effective Age:                  19 years

Expected Economic Life:         45 years Remaining Economic Life: 26 years

Americans With Disabilities Act

The Americans With Disabilities Act (ADA) became effective January 26, 1992. We have not made, nor are we qualified by training to make, a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey and a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this fact could have a negative effect upon the value of the property. Since we have not been provided with the results of a survey, we did not analyze the results of possible non-compliance.

Hazardous Substances

We are not aware of any potentially hazardous materials (such as formaldehyde foam insulation, asbestos insulation, radon gas emitting materials, or other potentially hazardous materials), which may have been used in the construction of the improvements. However, we are not qualified to detect such materials and urge the client to employ an expert in the field to determine if such hazardous materials are thought to exist.

                                                            HIGHEST AND BEST USE

Definition Of Highest And Best Use

According to The Dictionary of Real Estate Appraisal, Third Edition (1993), a publication of the Appraisal Institute, the highest and best use is defined as:

     The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability.

Highest And Best Use Criteria

We evaluated the site's highest and best use both as currently improved and as if vacant. In both cases, the property's highest and best use must meet four criteria described above.

Legally Permissible

The first test concerns permitted uses. According to our understanding of the zoning ordinance, noted earlier in this report, the site may legally be improved with structures that accommodate residential uses. Aside from the site's zoning and regulations, we are not aware of any legal restrictions that limit the potential uses of the subject.

Physically Possible

The second test is what is physically possible. As discussed in the "Property Description," the site's size, soil, topography, etc. do not physically limit its use. The subject site is of adequate shape and size to accommodate almost all urban and suburban/urban uses.

Financial Feasibility and Maximal Productivity

The third and fourth tests are, respectively, what is feasible and what will produce the highest net return. After analyzing the physically possible and legally permissible uses of the property, the highest and best use must be considered in light of financial feasibility and maximum productivity. For a potential use to be seriously considered, it must have the potential to provide a sufficient return to attract investment capital over alternative forms of investment. A positive net income or acceptable rate of return would indicate that a use is financially feasible.

Highest and Best Use of Site As Though Vacant

Considering the subject site's size, configuration and topography, location among other apartment properties and state of the local apartment market, it is our opinion that the Highest and Best Use of the subject site as though vacant is residential property development to the highest density possible.

Highest and Best Use of Property As Improved

According to the Dictionary of Real Estate Appraisal, highest and best use of the property as improved is defined as:

The use that should be made of a property is as it exists. An existing property should be renovated or retained as is so long as it continues to contribute to the total market value of the property, or until the return from a new improvement would more than offset the cost of demolishing the existing building and constructing a new one.

It is our opinion that the existing complex adds value to the site as if vacant, and rent levels of existing leases encumbering the subject property would support a continuation of the current use. Therefore, it is our opinion that the Highest and Best Use of the subject property as improved is as it is currently employed.

                                                               VALUATION PROCESS

Methodology

There are three generally accepted approaches available in developing an opinion of value: the Cost, Sales Comparison and Income Capitalization approaches. We have considered and analyzed each in this appraisal to develop an opinion of the market value of the subject property. In appraisal practice, an approach to value is included or eliminated based on its applicability to the property type being valued and the quality of information available. Each approach is discussed below, and applicability to the subject property is briefly addressed in the following summary.

Land Value

Developing  an  opinion of land value is  typically  accomplished  via the Sales
Comparison Approach by analyzing sites of comparable utility adjusted for differences, to indicate a value for the subject parcel. Valuation is typically accomplished using a unit of comparison such as price per square foot or acre. Adjustments are applied to the units of comparison from an analysis of comparable sales, and the adjusted unit of comparison is then used to derive a total value.

The reliability of this approach is dependent upon (a) the availability of comparable sales data; (b) the verification of the sales data; (c) the degree of comparability; (d) the absence of non-typical conditions affecting the sales price.

Cost Approach

The Cost Approach is based upon the proposition that an informed purchaser would pay no more for the subject than the cost to produce a substitute property with equivalent utility. This approach is particularity applicable when the property being appraised involves relatively new improvements, which represent the highest and best use of the land; or when relatively unique or specialized improvements are located on the site, for which there exist few sales or leases of comparable properties.

In the Cost Approach, the appraiser forms an opinion of the cost of all improvements, depreciating them to reflect value loss from physical, functional and external causes. Land value, entrepreneurial profit and depreciated improvement costs are then added for a total value.

Sales Comparison Approach

The Sales Comparison Approach utilizes sales of comparable properties, adjusted for differences, to indicate a value for the subject property. Valuation is typically accomplished using a unit of comparison such as price per square foot, effective gross income multiplier or net income multiplier. Adjustments are applied to the units of comparison from an analysis of comparable sales, and the adjusted unit of comparison is then used to derive a total value.

The reliability of this approach is dependent upon (a) the availability of comparable sales data; (b) the verification of the sales data; (c) the degree of comparability; (d) the absence of non-typical conditions affecting the sales price.

Income Capitalization Approach

This approach first determines the income-producing capacity of a property by utilizing contract rents on leases in place and by estimating market rent from rental activity at competing properties. Deductions then are made for vacancy and collection loss and operating expenses. The resulting net operating income is capitalized at an overall capitalization rate to derive an opinion of value. The capitalization rate represents the relationship between net operating income and value.

Related to the Direct Capitalization Method is the Discounted Cash Flow Method. In this method, periodic cash flows (which consist of net operating income less capital costs) and a reversionary value are developed and discounted to a present value using an internal rate of return that is determined by analyzing current investor yield requirements for similar investments.

The reliability of the Income Capitalization Approach depends upon whether investors actively purchase the subject property type for income potential, as well as the quality and quantity of available income and expense data from comparable investments.

Summary

This appraisal employs the Sales Comparison Approach and the Income Capitalization Approach. Based on our analysis and knowledge of the subject property type and relevant investor profiles, it is our opinion that these approaches would be considered applicable and/or necessary for market participants. The subject's age makes it difficult to accurately form an opinion of depreciation and tends to make the Cost Approach unreliable. Investors do not typically rely on the Cost Approach when purchasing a property such as the subject of this report. Therefore, we have not utilized the Cost Approach to develop an opinion of market value.

The valuation process is concluded by analyzing each approach to value used in the appraisal. When more than one approach is used, each approach is judged based on its applicability, reliability, and the quantity and quality of its data. A final value opinion is chosen that either corresponds to one of the approaches to value, or is a correlation of all the approaches used in the appraisal.

 SALES COMPARISON APPROACH

Methodology

In the Sales Comparison Approach, we developed an opinion of value by comparing this property with similar, recently sold properties in the surrounding or competing area. Inherent in this approach is the principle of substitution, which states that when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming that no costly delay is encountered in making the substitution.

By analyzing sales that qualify as arm's-length transactions between willing and knowledgeable buyers and sellers, we can identify value and price trends. The basic steps of this approach are:

1. Research recent, relevant property sales and current offerings throughout the competitive area;

2. Select and analyze properties that are similar to the property appraised, analyzing changes in economic conditions that may have occurred between the sale date and the date of value, and other physical, functional, or locational factors;

3. Identify sales that include favorable financing and calculate the cash equivalent price;

4. Reduce the sale prices to a common unit of comparison such as price per square foot, price per unit or effective gross income multiplier;

5. Make appropriate comparative adjustments to the prices of the comparable .properties to relate them to the property being appraised; and

6.   Interpret the adjusted sales data and draw a logical value conclusion.

On the following pages we present a summary of the improved properties that we compared to the subject property, a map showing their locations, and an adjustment grid.

Due to the nature of the subject property and the level of detail available for the comparable data, we have elected to analyze the comparables through application of a traditional adjustment grid utilizing percentage adjustments.

[GRAPHIC OMITTED]
 COMPARABLE APARTMENT PROPERTY SALES MAP


APARTMENT SALES


     Name      Grantor         Sale Price   Average   % Occ.   Quality   SP/SF
    -------    -------        -----------  --------  --------  -------  -------
No. Address    Grantee            Date     Bldg SqFt  # Units   Year    SP/Unit
                                                               Built

1. Cypress     EQR-Cypress
   Point       Point Vistas   $13,850,000     898      92.0%   average   $72.73

   5275 W.
   Tropicana    15th &
                Sanchez
                Partners         12/03    190,440   212 units   1989    $65,330

2. The Ritz     The Ritz
                Apartments,
                LLC           $12,700,000   1,038      98.0%   average   $62.44

   4250 S.
   Jones Blvd.  4250 S.         5/03      203,408   196 units   1990    $64,796
                Jones LLC

3. Sandpebble   Legacy        $10,880,000     739      91.0%   average   $52.58
   Village      Sandpebble

   4480 Sirious Sandpebble      4/03      206,920   280 units   1980    $38,857
   Avenue       Village Apt.
                Homes (LLC)

4. Woodcreek    Royal
                Palms
                Apartments    $10,600,000     962      85.0%   average   $47.48

   4485         Pennwood
   Pennwood     Partners
   Avenue       (LLC)          12/02      223,240   232 units   1978    $45,690

5. Emerald      Emerald
   Park         Parkm
   Apartments   Associates    $11,500,000     650    8600.0%   average   $58.96

   4545         DOIT Park
   Pennwood     Associates
   Avenue       (LLC)          11/02      195,040   300 units   1978    $38,333



                                Expense
     Name         Grantor        Ratio     NOI/Unit
    -------       -------       --------    --------
No. Address       Grantee         EGIM        OAR             Comments

1. Cypress     EQR-Cypress         45%      $4,789      Unit mix is one bed-
   Point       Point Vistas                             room of 720 square feet,
                                                        and both small 2 bedroom
   5275 W.     15th &                                   (970 sf) and large 2
   Tropicana   Sanchez                                  bedroom of 1,100 square
               Partners                                 feet.  Two to three
                                                        story, superior
                                                        amenities and appeal.

2. The Ritz    The Ritz
               Apartments,
               LLC                 34%      $5,443      The complex consists of
                                                        44 1 bedroom (788 sf),
  4250 S.                                               32 small 2 bedroom
  Jones Blvd.  4250 S.            7.86       8.40%      (1,073 s.f.) and 122
               Jones LLC                                large 2 bedroom of
                                                        1,120 sq. ft. it is a
                                                        Class B project with 2
                                                        pools, rec room and some
                                                        fireplaces in units.

3. Sandpebble   Legacy             44%      $3,497      It is a two story wood
   Village      Sandpebble                              frame with studios and 3
                                                        bedroom units.  The 72
   4480 Sirious Sandpebble        6.28       9.0%       1 bedroom units are 600
   Avenue       Village Apt.                            square feet and the 2
                Homes (LLC)                             lines of two bedroom
                                                        units are 800 and 850
                                                        square feet.  It has one
                                                        pool and laundry rooms.

4. Woodcreek    Royal
                Palms
                Apartments         47%      $3,413      This is an older complex
                                                        of wood frame and wood
   4485         Pennwood                                construction. The one
   Pennwood     Partners                                bedroom units are 674 sf
   Avenue       (LLC)            7.14       7.47%       and the 2 two bedroom
                                                        lines are 807 and 1,080
                                                        square feet. it also
                                                        includes some 3 and 4
                                                        bedroom units. it has 2
                                                        pools, and washer/dryer
                                                        hook-ups.

5. Emerald      Emerald
   Park         Parkm
   Apartments   Associates        N.A.       $3,324     This is an older complex
                                                        of wood frame
   4545         DOIT Park                               construction.  The one
   Pennwood     Associates                              bedroom units are 600
   Avenue       (LLC)             N.A.     8.67%        square feet, and there
                                                        are small and large 2
                                                        units of 800 and 850
                                                        square feet respectively
                                                        it has one pool, a
                                                        tennis court and
                                                        laundry.



                 Sale Price   Average   % Occ.   Quality SP/SF   Ratio  NOI/Unit
                 -------      --------  -------  ------- -----  ------  --------
                 Date         Bldg      # Units   Year   SP/     EGIM     OAR
                              SqFt                       Unit

Survey Minimum  $10,600,000     650 SF    85.0%    N/A   $47.48     34%  $3,324
Survey Maximum  $13,850,000   1,038 SF  8600.0%    N/A   $72.73     47%  $5,443

Survey Average  $11,906,000     857 SF  1793.2%   N/A    $58.84     42%  $4,093

Survey Minimum     11/02    190,440 SF  196 units  1978  $38,333  6.28    73.33%
Survey Maximum     12/03    223,240 SF  300 units  1990  $65,330  7.50     9.00%
Survey Average     4/03     203,810 SF  244 units  1983  $50,601  6.97     8.17%
Subject Property   N/A          774 SF    86.5%   average    N/A    54%  $3,227

                   N/A      194,975 SF      252    1985      N/A   N/A     N/A



--------------------------------------------------------------------------------
IMPROVED COMPRABLE SALE ADJUSTMENT GRID
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                              ECONOMIC ADJUSTMENTS
                                  (CUMULATIVE)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 No.   $/Unit Date     Property      Financing &  Exp. After Market*    Subtotal
                        Rights      Conditions of  Purchase  Conditions
                       Conveyed         Sale
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  1      $65,330    Fee Simple/Mkt.  Arms-Length     None    Similar   $65,330
          12/03          0.0%           0.0%         0.0%    0.0%       0.0%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  2      $64,796    Fee Simple/Mkt.  Arms-Length     None    Similar   $38,857
          5/03          0.0%           0.0%         0.0%     0.0%       0.0%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  3      $38,857    Fee Simple/Mkt.  Arms-Length     None    Similar   $38,857
          4/03          0.0%           0.0%         0.0%     0.0%       0.0%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  4      $45,690    Fee Simple/Mkt.  Arms-Length     None    Similar   $45,690
           7/03          0.0%           0.0%         0.0%    0.0%       0.0%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  5      $38,333    Fee Simple/Mkt.  Arms-Length     None    Similar   $13,914
          11/02          0.0%           0.0%         0.0%    0.0%       0.0%
--------------------------------------------------------------------------------

                 PROPERTY CHARACTERISTIC ADJUSTMENTS (ADDITIVE)

No.   Location  Size      Ave,    Amenities   Unit   Utility Economics
                        Quality               Size
                       Conditions
  1   Superior Smaller Superior   Superior  Similar Similar Similar
     -15.0%    -10.0%  -10.0%     -5.0%     10.0%    0.0%    0.0%
  2   Superior Smaller Superior   Superior  Similar Similar Similar
      -5.0%    -10.0%  -5.0%      -5.0%      0.0%    0.0%    0.0%
  3   Similar  Similar Similar    Similar   Similar Similar Similar
      0.0%     0.0%    0.0%       0.0%       0.0%    0.0%    0.0%
  4   Similar  Smaller Superior   Superior  Similar Similar Similar
      0.0%     -5.0%   -5.0%      -5.0%      0.0%    0.0%    0.0%
  5   Similar Similar Inferior   Similar  Similar Similar   Similar
      0.0%     0.0%    5.0%       0.0%       0.0%    0.0%    0.0%


 No.  Other      Adj.     Overall
                $/Unit
  1   Similar   $39,198  Superior
      0.0%      -40.0%
  2   Similar   $48,597  Superior
      0.0%      -25.0%
  3   Similar   $38,857  Similar
      0.0%      0.0%
  4   Similar   $38,836  Superior
      0.0%      -15.0%
  5   Similar   $40,250  Inferior
      0.0%      5.0%



SUMMARY
Price Range      Unadj.       Adj.         *Market Conditions Adjustment
                 $/Unit       $/Unit
Low              $38,333    $38,836      Compound annual change in market
                                           conditions:                     2.00%
High             $65,330    $48,597      Date of Value (for adjustment
                                           calculations):                 Apr-04
Average          $50,601    $41,148

Net Adjustment
Low               -40.0%
High                5.0%
Average           -15.0%


Percentage Adjustment Method

Adjustment Process

The sales that we have utilized represent the best available information that could be compared to the subject property. The major elements of comparison for an analysis of this type include the property rights conveyed, the financial terms incorporated into a particular transaction, the conditions or motivations surrounding the sale, changes in market conditions since the sale, the location of the real estate, its physical traits and the economic characteristics of the property.

The first adjustment made to the market data takes into account differences between the subject property and the comparable property sales with regard to the legal interest transferred. Advantageous financing terms or peculiar conditions of sale are then adjusted to reflect a normal market transaction. Next, changes in market condition must be accounted for, thereby creating a time adjusted normal unit of comparison. Lastly, adjustments for location, the physical traits and the economic characteristics of the market data are made in order to generate the final adjusted unit rate, which is appropriate for the subject property.

Property Rights Conveyed

All of the sales utilized in this analysis involved the transfer of the Fee Simple interest. Since we are appraising the Fee Simple interest of the subject property, no adjustments were required.

Financial Terms

To the best of our knowledge, all of the sales utilized in this analysis were accomplished with cash and/or cash and market-oriented financing. Therefore, no adjustment for financial terms is required for the com parables.

Conditions of Sale

Adjustments for conditions of sale usually reflect the motivations of the buyer and the seller. In many situations the conditions of sale may significantly affect transaction prices. However, all sales used in this analysis are considered to be "arms-length" market transactions between both knowledgeable buyers and sellers on the open market. Therefore, no adjustments for conditions of sale are required for the comparables.

Market Conditions

The market has generally not measurably improved since the comparables sold. We have not applied an adjustment.

Location

An adjustment for location is required when the locational characteristics of a comparable property are different from those of the subject property. The subject property is considered an average location, and it has average access and visibility. We have made a negative adjustment to those comparables considered superior in location versus the subject due to the nature of the surrounding area and proximity to more shopping. However, a positive adjustment was not made since none of the comparables were considered inferior.

Physical Traits

Various physical factors were analyzed including size, age, condition, quality, amenities, unit mix, utility, etc. The adjustment grid separates several of these items in order to better illustrate the nature of adjustment for each category. When an item was determined to be inferior to the subject, a positive adjustment was applied. When an item was determined to be superior to the subject, a negative adjustment was applied. The areas of adjustment pertained to age and observable condition and appeal. Where a size adjustment was made, it addressed the average size of the units, or the larger sizes for the one and two bedroom units as compared to the subject's units.

Economic Characteristics/Other

This adjustment is used to reflect differences in rent levels, operating expense ratios, occupancy' levels, and other items that would have an economic impact on the transaction. Since the adjustments made should impact some of these considerations another adjustment may seem redundant. No adjustments were applied.

Discussion of Comparable Sales

In our analysis of the market for comparable apartment properties, we have compared the subject property to apartment properties in the subject's market area. These are discussed below.

Comparable Sale No.1

Comparable 1 was superior to the subject property overall. Property rights conveyed, financing and conditions of sale and expenses after purchase required no adjustment. Adjustments were significant for this sale in areas of location, unit size, condition and amenities, all deemed superior. The adjusted unit sale price was $39,198.

Comparable Sale NO.2

At the time of sale, the second comparable was generally superior to the subject. No adjustments for property rights conveyed, financing and conditions of sale and expenses after purchase were necessary. Adjustments were again significant for this sale in areas of location, unit size, condition and amenities, all deemed superior. The adjusted unit sale price was $48,597.

Comparable Sale NO.3

Comp 3 was similar overall to the subject property. It was not necessary to adjust property rights conveyed, financing and conditions of sale and expenses after purchase. Adjustments were not made since it appeared similar in age, quality, observable condition, sizes for one and two bedroom units and amenities. The adjusted unit sale price remained unchanged at 8,857.

Comparable Sale NO.4

The fourth sale was superior to the subject. Property rights conveyed, financing and conditions of sale and expenses after purchase required no adjustment. Adjustments were applied to this sale in areas of unit size, condition and amenities, all deemed superior. The adjusted unit sale price was $38,836.

Comparable Sale NO.5

Comp 5 compared to the subject property was inferior. No adjustments for property rights conveyed, financing and conditions of sale and expenses after purchase were necessary. The only adjustment pertained to inferior observable condition and appeal. The adjusted unit sale price was $40,250.

Summary of Percentage Adjustment Method

After adjusting each comparable sale for differences with the subject property, the adjusted sale price range is $38,836 to $48,597 per unit. However if we exclude the high the four remaining sale, which required less adjustment, fall within a more narrow range of $38,836 per unit to $40,250 per unit and average $39,285 per unit. Sale Three did not require adjustments and sold for $38,857 per unit. This sale and the four in the lower range of adjusted sale are the better guides to an estimated unit value for the subject. Therefore, we conclude that the indicated value by the Sales Comparison Approach is:


ADJUSTMENT METHOD CONCLUSION

                                                   Rounded to
                                                   Nearest      Per      Per
                                                   $25 000      Unit     SqFt
 Indicated Stabilized Value per Unit    $39,500
 Number of Units                          x 252
 Indicated Stabilized Value          $9,954,000  $9,950,000   $39,484   $51.03
 Less: Rent Loss                              0
 Less: Deferred Maintenance              80,000
 Value Prior to Stabilization:       $9 874,000  $9 875 000   $39 187   $50.65


Based on our analysis of competitive transactions, we conclude that the indicated value by the Sales Comparison Approach is as follows:

 Indicated Value  $/SqFt   $/Unit
 $9,875,000       $ 50.78  $39.286

                                                  INCOME CAPITALIZATION APPROACH

Methodology

The Income Capitalization Approach is a method of converting the anticipated economic benefits of owning property into a value through the capitalization process. The principle of "anticipation" underlies this approach in that investors recognize the relationship between an asset's income and its value. In order to value the anticipated economic benefits of a particular property, potential income and expenses must be projected, and the most appropriate capitalization method must be selected.

The two most common methods of converting net income into value are Direct Capitalization and Discounted Cash Flow. In direct capitalization, net operating income is divided by an overall capitalization rate to indicate an opinion of market value. In the discounted cash flow method, anticipated future cash flows and a reversionary value are discounted to an opinion of net present value at a chosen yield rate (internal rate of return).

In our opinion, the direct capitalization analysis method is most appropriate to value the subject property. Investors are looking at actual income and performance and are generally using a discounted cash flow for short-term apartment leased properties.

Historical Performance of the Subject Property

The following is a summary of historical revenue and expenses as well as our forecast for the subject property.



      REVENUE AND EXPENSE ANALYSIS
--------------------------------------------------------------------------------

                                      2001                      2002
                               Total   $/Unit   $/SF     Total   $/Unit  $/SF

Average Physical Occupancy (%)           11%                       11%

Economic Occupancy (%)                   94%                       90%

 POTENTIAL GROSS INCOME
  Gross Potential
  Rental   Income        $2,185,629  $8,673  $11.21  $2,184,544  $8,669  $11.20
   Loss/Gain to Lease             0     N/A     N/A           0     N/A     N/A
   Adjusted Rental       $2,185,629     N/A     N/A  $2,184,544     N/A     N/A
    Less: Employee
    Unit Discounts          (20,817)    (83)  (0.11)    (13,675)    (54)  (0.07)
    Less: Model Units       (16,860)    (67)  (0.09)    (16,860)    (67)  (0.09)

Total Potential
Gross Revenue            $2,147,952  $8,524  $11.02  $2,154,009  $8,548  $11.05

Vacancy & Credit Loss
  Vacancy                 ($248,691)  ($987) ($1.28)  ($193,892)  ($769) ($0.99)
  Credits Loss              (12,029)    (48)  (0.06)    (30,979)   (123)  (0.16)
  Rent Concessions         (153,484)   (609)  (0.79)   (209,423)   (831)  (1.07)
  Other Adjustments         (29,075)   (115)  (0.15)     (1,685)     (7)  (0.01)
Total Vacancy & Credit    ($443,279) (1,759) ($2.27)   (435,979) (1,730) ($2.24)

Other Income
  Other Income              $43,338    $172   $0.22     $55,542    $220   $0.28
  Vending                   $13,795      55    0.07       8,507      34    0.04

  Total Other Income        $57,133    $227   $0.29     $64,049    $254   $0.33

EFFECTIVE GROSS INCOME   $1,761,806  $6,991   $9.04  $1,782,079  $7,072   $9.14

OPERATING EXPENSES
  Management Fee            $86,205    $342   $0.44     $86,123    $342   $0.44
  Total Payroll &
    Burden                  212,618     844    1.09     238,216     945    1.22
  General &
    Administrative           37,015     147    0.19      36,555     145    0.19
  Marketing &
    Promotion                47,904     190    0.25      71,397     283    0.37
  Maint. & Repairs &
    Contract Svc.           141,622     562    0.73     108,236     430    0.56
  Total Utilities           209,595     832    1.07     186,037     738    0.95
  Services                   69,057     274    0.35      56,291     223    0.29
  Insurance                  52,230     207    0.27      72,908     289    0.37
  Real Estate Taxes          94,283     374    0.48      98,687     392    0.51
  Replacement Reserves            0       0    0.00           0       0    0.00
Total Operating Expense    $950,429  $3,772   $4.87    $954,450  $3,788   $4.90

NET OPERATING INCOME       $811,377  $3,220   $4.16    $827,629  $3,284    $4.2
  OTHER CAPITAL                  $0      $0   $0.00          $0      $0   $0.00

  Expense Ratio               53.95%                      53.56%
  Management Fee % of EGI      4.89%                       4.83%
    EGI


                               YTD                 2003 Annualized
                             Current          Total      $/Unit      $/SF

Average Physical
Occupancy (%)                                              11%

Economic Occupancy (%)                                     72%

 POTENTIAL GROSS INCOME
  Gross Potential
  Rental   Income             $2,196,420   $2,196,420   $8,716      $11.27
   Loss/Gain to Lease                  0          N/A      N/A           0
   Adjusted Rental            $2,196,420   $2,196,420      N/A          N/A
    Less: Employee
    Unit Discounts               (37,620)     (37,620)    (149)       (0.19)
    Less: Model Units            (16,860)     (16,860)     (67)       (0.09)

Total Potential
Gross Revenue                 $2,141,940   $2,141,940   $8,500       $10.99

Vacancy & Credit Loss
  Vacancy                      ($253,151)   ($253,151) ($1,005)      ($1.30)
  Credits Loss                   (63,394)     (63,394)    (252)       (0.33)
  Rent Concessions              (309,474)    (309,474)  (1,228)       (1.59)
  Other Adjustments                    0            0        0         0.00
Total Vacancy & Credit         ($626,019)    (626,019) ($2,484)       (3.21)

Other Income
  Other Income                   $46,251      $46,251     $184        $0.24
  Vending                         11,090      $11,090       44         0.06

  Total Other Income             $57,341      $57,341

EFFECTIVE GROSS INCOME        $1,573,262   $1,573,262   $6,243        $8.07

OPERATING EXPENSES
  Management Fee                 $78,184      $78,184     $310        $0.40
  Total Payroll &
    Burden                       216,972      216,972      861         1.11
  General &
    Administrative                81,181       81,181      322         0.42
  Marketing &
    Promotion                     58,890       58,890      234         0.30
  Maint. & Repairs &
    Contract Svc.                 79,258       79,258      315         0.41
  Total Utilities                192,961      192,961      766         0.99
  Services                        60,533       60,533      240         0.31
  Insurance                       53,164       53,164      211         0.27
  Real Estate Taxes               94,932       94,932      377        0.491
  Replacement Reserves                 0            0     0.00            0
Total Operating Expense         $916,075     $916,075   $3,635        $4.70

NET OPERATING INCOME            $657,187     $657,187   $2,608        $3.37
  OTHER CAPITAL                       $0           $0    $0.00           $0

 Expense Ratio                                 58.23%
  Management Fee % of EGI                       4.97%
    EGI



                                         2004 budget
                                Total       $/Unit      $/SF

Average Physical                              11%
Occupancy (%)

Economic Occupancy (%)                        78%

 POTENTIAL GROSS INCOME
  Gross Potential
  Rental   Income            $2,196,420     $8,716     $11.27
   Loss/Gain to Lease                 0          0       0.00
   Adjusted Rental           $2,196,420        N/A       N/A
    Less: Employee
    Unit Discounts              (22,090)       (88)    (0.11)
    Less: Model Units           (16,860)       (67)    (0.09)

Total Potential
Gross Revenue                $2,157,470     $8,561    $11.07

Vacancy & Credit Loss
  Vacancy                     ($215,747)     ($856)    (1.11)
  Credits Loss                  (64,724)      (257)    (0.33)
  Rent Concessions             (164,460)      (653)    (0.84)
  Other Adjustments                   0          0      0.00
Total Vacancy & Credit        ($444,931)   ($1,766)   ($2.28)

Other Income
  Other Income                   78,000       $310     $0.40
  Vending                        11,400         45      0.06

  Total Other Income            $89,400       $355     $0.46

EFFECTIVE GROSS INCOME        1,801,939     $7,151     $9.24

OPERATING EXPENSES
  Management Fee                 96,556       $383     $0.50
  Total Payroll &
    Burden                      206,954        821      1.06
  General &
    Administrative               32,319        128      0.17
  Marketing &
    Promotion                    64,875        257      0.33
  Maint. & Repairs &
    Contract Svc.                68,975        274      0.35
  Total Utilities               200,844        797      1.03
  Services                       76,621        304      0.39
  Insurance                      72,912        289      0.37
  Real Estate Taxes              99,396        394      0.51
  Replacement Reserves                0          0      0.00
Total Operating Expense        $919,452     $3,649     $4.72

NET OPERATING INCOME           $882,487     $3,502     $4.53
  OTHER CAPITAL                      $1         $0     $0.00

Expense Ratio                     51.03%
  Management Fee % of EGI          5.36%
    EGI


                                              Year 1 C&W Forecast
                            Adj         Total         $/Unit     $/SF

Average Physical                                        90%
Occupancy (%)

Economic Occupancy (%)                                  90%

 POTENTIAL GROSS INCOME
  Gross Potential
  Rental   Income                     $2,196,420      $8,716    $11.27
   Loss/Gain to Lease      0.00%               0           0      0.00
   Adjusted Rental                    $2,196,420      $8,716    $11.27
    Less: Employee
    Unit Discounts                      (16,860)         (67)    (0.09)
    Less: Model Units                   (16,860)         (67)    (0.09)

Total Rental Revenue                 $2,162,700       $8,582    $11.09

Vacancy & Credit Loss
  Vacancy                  8.00%      ($173,016)       ($687)   ($0.89)
  Credits Loss             3.00%        (64,881)        (257)    (0.33)
  Rent Concessions                     (200,000)        (794)    (1.03)
  Other Adjustments                           0            0      0.00
Total Vacancy & Credit                ($437,897)     ($1,738)   ($2.25)

Other Income
  Other Income                          $89,000           $0     $0.46
  Vending                                10,500           42      0.05

  Total Other Income                    $99,500         $395     $0.51

EFFECTIVE GROSS INCOME                1,824,303       $7,239     $9.36

OPERATING EXPENSES
  Management Fee          4.50%         $82,094         $326     $0.42
  Total Payroll &
    Burden                              210,000         $833     1.086
  General &
    Administrative                       40,000         $159      0.21
  Marketing &
    Promotion                            60,000         $238      0.31
  Maint. & Repairs &
    Contract Svc.                        75,000         $298      0.38
  Total Utilities                       200,000         $794      1.03
  Services                               70,000         $278      0.36
  Insurance                              70,000         $278      0.36
  Real Estate Taxes                     108,000         $429      0.55
  Replacement Reserves                   50,400         $200      0.26
Total Operating Expense                $965,494       $3,831     $4.95

NET OPERATING INCOME                   $858,809       $3,408     $4.40
  OTHER CAPITAL                         $44,000         $175     $0.23

Expense Ratio                             52.92%
  Management Fee % of EGI                  4.50%
    EGI

--------------------------------------------------------
*Rents may be adjusted for lagging market conditions.
--------------------------------------------------------



Rental Comps
One Bedroom, one Bath 655 (CF, Balc/patio) Square Fee

Comp.
No   Year  BR/      Quoted Rent           Concessions             Effective Rent
    Built  BA   SQ  /Unit   PSF   Description    %   /Unit  PSF   /Unit  PSF

1   1985  1-1  700  $610  $0.871  one mo. free  7.7%  $47  $0.067  $563  $0.804
2   1990  1-1  750  $570  $0.760  one free mo.  7.7%  $44  $0.058  $526  $0.702
3   1992  1-1  726  $600  $0.826  one free mo.  7.7%  $46  $0.064  $554  $0.763
4   1992  1-1  672  $615  $0.916  $599 move in  7.7%  $47  $0.070  $568  $0.845
5   1986  1-   625  $575  $0.920    none        0.0%   $0  $0.000  $575  $0.920
6   1983  1-1  610  $561  $0.920  $99 move in   7.4%  $42  $0.068  $519  $0.852
range Low      610  $561  $0.760                       $0  $0.000  $519  $0.702
      High     750  $615  $0.920                      $47  $0.070  $575  $0.920
      Average  681  $589  $0.869                      $38  $0.055  $551  $0.814

SUBJECT
QUOTED         625  $655  $1.048  one mo. free  7.7%  $50  $0.080  $605  $0.968
SUBJECT
CONCLUDED      625  $655  $1.048  one mo. free  7.7%  $50  $0.080  $605  $0.968

Two Bedroom, One Bath 840 (CF, Balc/patio) Square Fee

Comp.
No   Year  BR/      Quoted Rent           Concessions             Effective Rent
    Built  BA   SQ  /Unit   PSF   Description    %   /Unit  PSF   /Unit  PSF

1   1985  2-1  816  $675  $0.827  one mo. free  7.7%  $52  $0.064  $623  $0.764
2   1990  2-1  890  $635  $0.713  one free mo.  7.7%  $49  $0.055  $586  $0.659
5   1986  2-1  765  $620  $0.810       none     0.0%  $ 0  $0.000  $620  $0.810
6   1983  2-1  810  $691  $0.853  $99 move in   7.4%  $51  $0.063  $640  $0.790

range Low      765  $620  $0.713                       $0  $0.000  $586  $0.659
      High     890  $691  $0.853                      $52  $0.064  $640  $0.810
      Average  820  $655  $0.801                      $38  $0.045  $617  $0.756

SUBJECT
QUOTED         840  $750  $0.893  1 mo. free    7.7%  $58  $0.069  $692  $0.824
                                  on 13 mo lse
SUBJECT
CONCLUDED      840  $750  $0.893  1 mo. free    7.7%  $58  $0.069  $692  $0.824
                                  on 13 mo lse


Two Bedroom, Two Bath, 900 (CF, Balc/patio)Square Feet
Comp.
No   Year  BR/      Quoted Rent           Concessions             Effective Rent
    Built  BA   SQ  /Unit   PSF   Description    %   /Unit  PSF   /Unit  PSF

1   1985  2-1  978  $720  $0.736  one mo. free  7.7%  $55  $0.057  $665  $0.680
2   1990  2-1  900  $680  $0.756  one mo. free  7.7%  $52  $0.058  $628  $0.697
3   1992  2-1  957  $730  $0.763  one mo. free  7.7%  $56  $0.059  $674  $0.704
4   1992  2-1  923  $735  $0.796  move in spec  N.A.  N.A.    N.A.  N.A.    N.A.
5   1986  2-1  900  $675  $0.750    none        0.0%   $0  $0.000  $675  $0.750
6   1983  2-1  850  $713  $0.839  one mo. free  7.7%  $55  $0.065  $658  $0.774

range Low      850  $675  $0.736                       $0  $0.000  $628  $0.680
      High     978  $735  $0.836                      $56  $0.065  $675  $0.774
      Average  918  $706  $0.773                      $44  $0.048  $660  $0.721

SUBJECT
QUOTED         900  $755  $0.839  1 mo. free    7.7%  $58  $0.065  $697  $0.774
                                  on 13 mo lse
SUBJECT
CONCLUDED      900  $755  $0.839  one mo. free  7.7%  $58  $0.064  $697  $0.774


Occupancy levels among the comparables vary from 86.00 percent to 92 percent. with an average of about 91 percent. The preceding table illustrates a comparison of the current quoted rents for each type of subject unit relative to similar quoted rents for comparable apartment units contained within the competing complexes surveyed. All of the comparables are leased on a plus electric and water basis, wherein the tenants are responsible for their own consumption of electricity and water. The subject is also individually metered and tenants pay their own electricity and water. This is typical in the market.

Of the rental comparables chosen, all are one- and two-bedroom units. The majority are one bedroom followed by two bedroom and two bath. Overall there are 2055 units accounted for, including the subject. The average price per month for one bedroom units is $589 per unit, or $0.87 per square foot, while the subject's rate is $655 per month and $1.05 per square foot. At $1.05 per square foot per month, the average quoted rental rate for the subject is higher than indicated by the comparables. This is expected given the smaller size of the subject's unit. The subject's two bedroom units are also higher than the comparable rents. However, after concessions, the effective rents are closer to the competitive set.

Four of the six comparables currently offer some a rental concession of one free month's rent. Terra Cota is offering a move-in special of a lower rent and no application fee. Vista de Valle is not offering a concession, currently, but has in the past. It too was one free month based on a 13 month lease. Evidence for the market has shown concessions are not on the decline. Based on our conversations with leasing agents, most property management companies are planning on using concessions for at least the next several months and through at least the summer. Market wide long-term concessions are not forecasted because they tend to occur on a cyclical basis during times of increased vacancy. The subject is currently offering TWO free months for a 13 month lease, free for the first month and a 13 month free IF the tenant remains current and pays rent on time EVERY month. Otherwise the second free month is not offered. Since the subject appears to have a collection problem, it is unlikely the second free month will be realized by many of the tenants.

Analysis of the comparably sized individual units on a per-square-foot basis indicates that the subject's quoted rates are slightly towards the upper-end of the market standards. This is largely due to the relative age of the subject and the smaller than average size of the subject's units. The subject's quoted rates are well supported by not only the market quoted levels, but also by the current in place contract rents.

Overall, based on a unit by unit comparison of the comparables to the subject, it appears that the subject's quoted rents are in line with today's market rent levels.

[GRAPHIC OMITTED]
RENT COMPARABLE MAP

Rental Rate Conclusion for the Subject Property

The previous chart shows the range of rental rates indicated by rent comparables for each unit type. In consideration of this information as well as the subject's performance as summarized below, our opinion of market rent and total potential apartment rental income assuming full occupancy is set forth as follows.


UNIT MIX
                                         No.   Unit    NRA    Units     Actual
No.    Plan      BR  BA    Features     Units  (SF)   (SF)   Leased    Occupancy

1  one bedroom   1   1   CF, BALC/PATIO  107   625   66,875     94      87.9%
2  small 2 bdrm. 2   1   CF, BALC/PATIO   40   840   33,600     35      87.5%
3  large 2 bdrm. 2   2   CF, BALC/PATIO  105   900   94,500     89      84.8%

TOTAL AVERAGE                            252   774  194,975    218      86.5%

POTENTIAL RENTAL RATES


                                                         Potential    Potential
Average             Quoted           C&W YR 1.           Monthly       Annual
Contract   $/SqFt  $/Month  $/SqFt   Forecast   $/SqFt    Rent          Rent

$650       $1.04    $655    $1.05     $655      $1.05    $70,085      $841,020
 735        0.88     750     0.89      750       0.89     30,000       360,000
 785        0.87     790     0.88      790       0.88     82,950       995,400


KEY TO FEATURES
FP- FIREPLACE                   WDC-W/D CONNECTION
TH-TOWNHOUSE/STUDIO             WD-WASHER/DRYER
CFM-CEILING FAN MASTER          GT-GARDEN TUB
CFL-CEILING FAN LIVING          M-MICROWAVE


At $ 726 per unit per month, the quoted average rental rate for the subject falls slightly above comparable property averages. Naturally, comparable statistics are skewed one way or another by the unit mix. Developments with larger units tend to rent at a lower average rate per square foot, while developments with a majority of smaller units tend to rent at a higher average rate per square foot. However, in the foregoing paragraphs we have analyzed the comparables and compared them to the subject by unit type.

Based on the amenities of the subject, its location and condition relative to the rent comparables, it is our opinion that the current quoted rental rates (as provided by the property manager) are within the quoted market rates for the comparables. These rates are reflected in the previous table as "market' rates.

Estimate of Potential Unit Rental Income

The potential rental income for the subject property at our projected market rent for all unit types is $2,196,420 on an annualized basis. These figures reflect the subject as if fully occupied and collecting market rent for every unit. Further, the current in place contract rent for the subject is $ .93 per square foot, or $2,176,500 (as applied to all units, not just the occupied units). Given that our estimate is for the upcoming 12 months, this adds moderate support to our potential rental income forecast based upon our estimate of market rent. We expect the market to further recover at inflationary levels.

Employee Units

The practice of non-revenue units or reduced rental rates for employees is common within the market area. The subject development provides full abatement on two units for the manager, and lead maintenance engineer. The combined monthly rent abatement for 1 one bedroom and one 2 bedroom unit totals $16,860, which we have deducted from base rental revenue.

Model Units

Competitive developments in the area typically maintain model units. The development presently retains two apartment units as model, a one bedroom and a small two bedroom. To be consistent with the market, we have deducted $16,860 annual revenue from base rental revenue.

Vacancy and Collection Loss

Both the investor and the appraiser are primarily interested in the annual revenue an income property is likely to produce over a specified period of time. rather than the income it could produce if it were always 100 percent occupied and all tenants were paying their rent in full and on time. A normally prudent practice is to expect some income loss as tenants vacate. fail to pay rent, or pay their rent late. Model and employee units or other rent loss is addressed separately.

The subject. as of the most current rent roll provided, was 86.51 percent leased and occupied. This is lower than current average occupancy levels for the market area overall but similar to several of the competitive properties we surveyed.

Rent comparable occupancies range from 86.00 percent to 94 percent. In terms of the subject we note that total vacancy and collection loss during 2001 was 11.9 percent. In 2002 it was 21.36 percent and during 2001 it increased to 14.4 percent. The owner has budgeted rent loss due to vacancy and credit loss of 9.5 percent for 2004. less than actual through three months.

In consideration  of the above, we have forecasted a stabilized  vacancy loss of
8.00 percent and a collection loss of 3.00 percent (11.00 percent total vacancy and collection loss). These conclusions are reasonable based on our review of the available budgetary data from similar quality complexes in the local area, long-term average occupancy levels among the comparables, and the indications derived from buyers in the market.

Rent Concessions

Rental incentives. usually in the form of free rent up front or prorated over the lease term, are common in some sub-markets, particularly those with significant new construction activity. Due to the transient nature of the market and the construction activity levels drawing some tenants to newer projects, concessions in the subject's sub-market are common under current market conditions. The property manager reported that concessions are offered and now consist of one free month on a 13 month lease with the added bonus of the last month free is rent is paid on time for the preceding 11 months. Given the apparent level of delinquencies, we do not feel many will earn the bonus month. However, we have deducted the equivalent of one free month for a 13 month lease which is 7.7 percent from apartment rental revenue on occupied units plus potential vacant unit income to reflect market leasing parameters.

Other Income

In addition to rental income, we have combined several miscellaneous sources of income into a category called Other Income. This is a non-rental income category, which typically includes security deposit forfeitures. termination fees, miscellaneous and vending machine revenue, bad check charges, and late charges. Other income was reported at 55,542 in 2001$64,049 in 2002, $57,341 in 2003 and budgeted for $89.400 for 2004. The latter seems high but now includes a non-refundable cleaning fee of $150 per rental. We relied on the actual income for the prior three years but added the new charge being initiated and have estimated $89,000.

Effective Gross Income

Considering all of the foregoing income and vacancy items, we have estimated an effective gross income of $1,824,303, which is within one percent of 2001, almost identical to 2002, higher than 2003 and within1.1 percent of that set forth in the owners 2004 budget. This adds credibility and support to our independent forecasts.

Opinion of Expenses

We have developed an opinion of the property's annual operating expenses after reviewing its historical performance and reviewing the operating statements of similar buildings. We analyzed each item of expense and developed an opinion as to what a typical informed investor would consider normal.

Expense Conclusion

We analyzed each expense item and developed an opinion of a level of expense we believe a typical investor in a property like this would consider reasonable. We made our projections on an annual basis with Year 1 beginning May 1,2004.

Our estimate of total expenses including capital reserves for the subject property total $965,494 or $3,831 per unit, or $4.95 per square foot of rentable area. These rates equate to an operating expense ratio of 52.92 percent.

The subject's actual expenses in 2001 and 2002 were $4.87 and $4.90 per square foot or $3,772 and $3,788 per unit, respectively. In addition, the 2003 expenses are $4.70 per square foot or $3,635 per unit.

Given the data suggested by the historical performance, our knowledge of operating data of similar class apartment communities, as well as current trends in the property tax expense area, our expense projections are reasonable.

All of the comparable sales included unit replacements as a part of the annual operating and fixed expenses. As is the case with these sales, more and more investors include total interior and exterior replacements in their estimate of net operating income, which results in a capitalization rate that is a truer rate of return. Additional variations in capitalization rates are a function of property specifics, including variances in the age, condition, and quality of each comparable.


 OPERATING EXPENSE CONCLUSION

                           C&W       Per      Per
Expense                   Forecast   Unit     SqFt          Analysis

Management Fee            $80,226    $318     $0.41   Management fees for the
                                                      subject ranged from 4.83
                                                      percent in 2002 to 4.97
                                                      percent in 2003 and are
                                                      budgeted for 2004 at 53.36
                                                      percent of effective gross
                                                      income. The market is 4.0
                                                      to 5.0 percent.  We
                                                      estimated 4.5 percent

Total Payroll Burden     $210,000    $833     $1.08     The C&W Forecast is
                                                     $210,000. It covers
                                                     maintenance and office
                                                     personnel, but not the
                                                     apartments discussed
                                                     previously.  Historically
                                                     the cost has been between
                                                     $21,618 in 2001 and
                                                     $238,216 in 2002.  The 2004
                                                     budget calls for $206,954.


General Administration    $40,000    $159     $0.21  This cost can vary.  In
                                                     2002 it was $36,565, but in
                                                     2003 it was $81,181. The
                                                     2004 budget is $32,319.
                                                     We have projected $40,000.


Marketing & Promotion     $60,000    $238    $0.31   This expense has also
                                                     varied from a low of
                                                     $47,904 in 2001 to a high
                                                     of $71,397 in 2002.  The
                                                     2004 budget calls for
                                                     $64,875.  We feel the
                                                     market is competitive and
                                                     the cost should reflect a
                                                     number close to budget.
                                                     We estimated $60,000.

Maint. & Repairs
Contract Svc.             $75,000    $298   $0.38    Historically the cost was
                                                     from a low of $79,258 in
                                                     2003 to a high of $141,622
                                                     in 2001. We have estimated
                                                     a cost of $75,000.

Total Utilities          $200,000    $794   $1.03    Our estimate is based on
                                                     the historical costs which
                                                     ranged from a low of
                                                     $186,037 in 2002 to a high
                                                     of $209,595 in 2001.  The
                                                     budget is $200,844 and we
                                                     estimated $200,000.

Services                  $70,000    $278   $0.36    The C&W Forecast is based
                                                     on various service
                                                     contracts to outside firms.
                                                     The historical trend was
                                                     downward between 2001 and
                                                     2003 but the budget
                                                     increases the total.  We
                                                     looked to the historical
                                                     trend and estimated
                                                     $70,000.

Insurance                 $70,000    $278   $0.36    Insurance costs showed a
                                                     significant increase after
                                                     9/11 and a jump is
                                                     reflected in the subject's
                                                     historical statements.  We
                                                     based our estimated on the
                                                     budget at $70,000.

Real Estate Taxes        $108,000    $429   $0.55    A full description was
                                                     included in a preceding
                                                     section of the report.  The
                                                     projected cost is rounded
                                                     to $108,000.

Replacement Reserves     $50,400     $200  $0.26     We have selected a reserve
                                                     of $200 per unit based on
                                                     reserves at other complexes
                                                     and market averages.


                                                      Income and Expense Summary

We have discussed our projections of income and expenses for the subject property. On the following chart we present our opinion of income and expenses.


 STABILIZED YEAR 1 PRO FORMA

POTENTIAL GROSS INCOME                          $/Year        $/Unit     $/SF

 Gross Potential Rental Income                 $2,196,420     $8,716    $11.27
   Loss/Gain to Lease                                   0          0      0.00
   Adjusted Rental Income                      $2.196,420     $8,716    $11.27
    Less: Employee Unit Discounts  -$1,405/Mo.    (16,860)       (67)    (0.09)
    Less: Model Units              -$1,405/Mo.    (16,860)       (67)    (0.09)
    Total Rental Revenue                       $2,162,700     $8,582    $11.09

 Vacancy & Credit Loss
   Vacancy                            5.00%     ($173,016)     ($687)   ($0.89)
   Credit Loss                        2.00%       (64,881)      (257)    (0.33)
   Rent Concessions                              (200,000)      (794)    (1.03)
   Other Adjustments                                    0          0      0.00
   Total Vacancy & Credit                       ($431,897)   ($1,738)   ($2.25)

Other Income
 Other Income                                     $89,000       $353     $0.46
 Vending                                           10,500         42      0.05
 Total Other Income                               $99,500       $395     $0.51

 EFFECTIVE GROSS INCOME                        $1,824,303     $7,239     $9.36

OPERATING EXPENSES
 Management Fee                        4.50%      $82,094       $326     $0,42
 Total Payroll & Burden                           210,000        833      1.08
 General & Administrative                          40,000        159      0.21
 Marketing & Promotion                             60,000        238      0.31
 Maint. & Repairs & Contract Svc.                  75,000        298      0.38
 Total Utilities                                  200,000        794      1.03
 Services                                          10,000        218      0.36
 Insurance                                         70,000        278      0.36
 Real Estate Taxes                                108,000        429      0.55
 Replacement Reserves                              50,400        200      0.26
 Total Operating Expenses                        $965,494     $3,831     $4.95

NET OPERATING INCOME                             $858,809     $3,408     $4.40

Investor Surveys

Prior to discussing the capitalization of income into value, we have summarized the most currently available investor survey results as follows:

GARDEN STYLE APARTMENTS
INVESTOR CRITERIA
                                                C&W                  C&W
                         Korpacz               Class A            Class B
                        National               Leased (1)         Leased (1)
                       2004Q1(Vol 16 No2)     Spring 2003        Spring 2003
                      -------------------     ------------       -------------
                        Range     Average   Range    Average    Range    Average

Projected Holding      Low     5      7        5       8.2        4       8.17
 Period (Years)       High    10      9       11       8.2       10       8.17

Rent Growth             Low    -2.0%   1.5%     1.5%    2.4%       1.5%    2.5%
                       High     4.0%   2.8%     3.0%    2.4%      30%      2.5%

Expense Growth          Low     2.0%   2.8%     2.5%    2.9%       2.5%    2.9%
                       High     3.5%   3.1%     3.0%    2.9%       3.0%    2.9%

Total Reserves low
(Per Unit)             Low     $150
                       High    $400

Sale Costs              Low     1.0%   1.8%
                       High     3.0%   2.3%
Going-In
Capitalization Rate     Low     5.5    7.4%     7.0%    7.9%       8.0%    8.7%
                       High     9.3%   8.4%     9.0%    7.9%       9.3%    8.7%
Terminal
Capitalization Rate     Low     6.0%   7.5%     7.5%    8.5%       8.0%    9.2%
                       High     9.5%   8.4%     9.3%    8.5%      10.0%    9.2%

Internal Rate
of Return               Low     8.O%   9.0%     9.0%   10.7%      10.0%    11.8%
                       High    12.5%  10.8%    14.0%   10.7%      17.0%    11.8%
Marketing Time
(Months)                Low       2      5
                       High       9      6


Sources:

(1) Cushman & Wakefield, Valuation Advisory Services, National Investor Survey Spring 2003

Note:
(1) The averages indicated reflect the average low and high investor response.




This will be referenced in the balance of the Income Capitalization Approach in this report as it represents a portrayal of current investor requirements.

Going-In Capitalization Rate

The overall capitalization rates derived from the improved property sales are as follows.

 CAPITALIZATION RATE SUMMARY

                                   Date      Year                Capitalization
 No.     Property Name             of Sale   Built    Occupancy      Rate

 1       Cypress Point             Dec-03    1989       92.00%       7.33%
 2       The Ritz                  May-03    1990       98.00%       8.40%
 3       Sandpebble Village        Apr-03    1980       91.00%       9.00%
 4       Woodcreek                 Dec-02    1978       85.00%       7.47%
 5       Emerald Park Apartments   Nov-o2    1978     8600.00%       8.67%

Low                                                                  7.33%
High                                                                 9.00%
Average                                                              8.17%


Sale Three required no adjustment in the preceding Sales Comparison Approach, which lead one to conclude its overall rate is the most appropriate. However, trends in overall rate shave been on a decline and we cannot apply an overall rate to the subject based on one of the five sales. The rest actually fall in a lower range of 7.33 percent to 8.67 percent with an average of 7.97 percent.

In addition, we have considered the foregoing Investor Surveys published by Korpacz and Cushman & Wakefield, Inc. for competitive apartment properties. Our observations and analysis suggest that a going-in capitalization rate of 8.00 percent represents reasonable investor criteria under current market conditions.

Extraordinary Capital Costs

While at the subject we observed some of the exterior walls, which are stucco over wood, and some balcony and patio walls were in need of paint. We were also told the roof on several buildings are leaking and there is ceiling damage to some of the units. In our opinion these are areas that will be noted by an investor and should be addressed. We were not provided with estimates for the work needed to correct these items. Therefore, we have estimated a cost of $2,000 per roof and $1,500 per building for painting. The total per building is $3,500 or $77,000 for the complex. However, we were told by the owner some of the roof repairs have been completed. This can reduce the amount necessary for capital expenses. By the owners estimate the cost would be about $44,000 for the items noted. It is rounded to $45,000.

Direct Capitalization Method Conclusion

In the Direct Capitalization Method, we developed an opinion of market value by dividing year 1 net operating income by a 8.00 percent overall capitalization rate. Our conclusion via the Direct Capitalization Method is as follows:


 DIRECT CAPITALIZATION METHOD
 Net Operating Income                    $858,809

                                                   Rounded to
 Sensitivity Analysis                               Nearest
 (0.25'10 OAR Spread)                   Value       $25.000      $/Unit  $/SqFt

 Based on Low-Range of 7.75%           $11,081,406  $11,075,000  $43,974  $56.84
 Based on Most Probable Range of 8.00% $10,735,113  $10,725,000  $42,600  $55.06
 Based on High-Range of 8.25%          $10,409,806  $10,400,000  $41,309  $53.39

 Reconciled Stabilized Value           $10,735,113  $10,725,000  $42,600  $55.06
 Less: Rent Loss                                $0                    $0   $0.00
 Less: Deferred Maintenance                 44,0OO                  $175   $0.23

Indicated As Is Value                  $10,691,113  $10,700,000  $42,425  $54.83


                                          RECONCILIATION AND FINAL VALUE OPINION

Valuation Methodology Review and Reconciliation

This appraisal employs the Sales Comparison Approach and the Income Capitalization Approach. Based on our analysis and knowledge of the subject property type and relevant investor profiles, it is our opinion that these approaches would be considered applicable and/or necessary for market participants. The subject's age makes it difficult to accurately form an opinion of depreciation and tends to make the Cost Approach unreliable. Investors do not typically rely on the Cost Approach when purchasing a property such as the subject of this report. Therefore, we have not utilized the Cost Approach to develop an opinion of market value.

The approaches indicated the following:

 Cost Approach:                                 Not included
 Sales Comparison Approach:                      $9,875,000
 Income Capitalization Approach:                $10,700,000

We have given most weight to the Income Capitalization Approach because this mirrors the methodology used by purchasers of this property type. However, we feel an investor will also investigate other market transactions. As a result we feel the Sales Comparison Approach lends good support to the conclusion in the Income Approach.

Based on our Complete Appraisal as defined by the Uniform Standards of Professional Appraisal Practice, we have developed an opinion that the "as-is" market value of the Fee Simple estate of the referenced property, subject to the assumptions, limiting conditions, certifications, and definitions, on April 13, 2004 was:

                   TEN MILLION SEVEN HUNDRED THOUSAND DOLLARS

                                  $10,700,000

The implied "going in" capitalization rate is 8.00 percent, the overall capitalization rates derived from the improved property sales are between 7.33 percent and 9.00 percent, averaging 8.17 percent. The implied going-in capitalization rate is in line with going-in capitalization rates indicated by the sales and the most recent Investor Surveys.

 ASSUMPTIONS AND LIMITING CONDITIONS

"Appraisal" means the appraisal report and opinion of value stated therein, to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Appraisal.

"C&W' means Cushman & Wakefield, Inc. or its subsidiary which issued the Appraisal.

"Appraiser" or "Appraisers" means the employee(s} of C&W who prepared and signed the Appraisal.

General Assumptions

This appraisal is made subject to the following assumptions and limiting conditions:

1. No opinion is intended to be expressed and no responsibility is assumed for the legal description or for any matters, which are legal in nature or require legal expertise or specialized knowledge beyond that of a real estate appraiser. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Appraisal or upon which the Appraisal is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraiser nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of opinions, dimensions, sketches, exhibits and factual matters.

3. The opinion of value is only as of the date stated in the Appraisal. Changes since that date in external and market factors or in the Property itself can significantly affect property value.

4. The Appraisal is to be used in whole and not in part. No part of the Appraisal shall be used in conjunction with any other appraisal. Publication of the Appraisal or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise stated in the letter of engagement, the Appraisal may not be used by any person other than the party to whom it is addressed or for purposes other than that for which it was prepared. No part of the Appraisal shall be conveyed to the public through advertising, or used in any sales or promotional material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited, except as it relates to the collaboration between C&W and the Appraisal Institute relative to the Real Estate Outlook publication.

5. Except as may be otherwise stated in the letter of engagement, the Appraiser shall not be required to give testimony in any court or administrative proceeding relating to the Property or the Appraisal.

6. The Appraisal assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them); (c) full compliance with all applicable federal, state and local zoning and environmental regulations and laws, unless noncompliance is stated, defined and analyzed in the Appraisal; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value opinion contained in the Appraisal is based.

7. The physical condition of the improvements analyzed within the Appraisal is based on visual inspection by the Appraiser or other person identified in the Appraisal. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components.

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8.   The projected  potential  gross income  referred to in the Appraisal may be based on lease summaries provided by the owner or third parties. The Appraiser has not reviewed lease documents and assumes no responsibility for the authenticity or completeness of lease information provided by others. C&W recommends that legal advice be obtained regarding the interpretation of lease provisions and the contractual rights of parties.

9. The projections of income and expenses are not predictions of the future. Rather, they are the Appraiser's opinion of current market thinking on future income and expenses. The Appraiser and C&W make no warranty or representation that these projections will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraisers task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Appraisal, envisages for the future in terms of rental rates, expenses, supply and demand.

10. Unless otherwise stated in the Appraisal, the existence of potentially hazardous or toxic materials, which may have been used in the construction or maintenance of the improvements or may be located at or about the Property, was not analyzed in arriving at the opinion of value. These materials (such as formaldehyde foam insulation, asbestos insulation and other potentially hazardous materials) may adversely affect the value of the Property. The Appraisers are not qualified to detect such substances. C&W recommends that an environmental expert be employed to determine the impact of these matters on the opinion of value.

11. Unless otherwise stated in the Appraisal, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been analyzed in arriving at the opinion of value. Failure to comply with the requirements of the ADA may adversely affect the value of the property. C&W recommends that an expert in this field be employed.

12. Additional work requested by the client beyond the scope of this assignment will be billed at our prevailing hourly rate. Preparation for court testimony, update valuations, additional research, depositions, travel or other proceedings will be billed at our prevailing hourly rate, plus reimbursement of expenses.

13. The reader acknowledges that Cushman & Wakefield of Arizona has been retained hereunder as an independent contractor to perform the services described herein and nothing in this agreement shall be deemed to create any other relationship between us. This assignment shall be deemed concluded and the services hereunder completed upon delivery to you of the appraisal report discussed herein.

14. This study has not been prepared for use in connection with litigation and this document is not suitable for use in a litigation action. Accordingly, no rights to expert testimony, pretrial or other conferences, deposition, or related services are included with this appraisal. If, as a result of this undertaking, C&W or any of its principals, its appraisers or consultants are requested or required to provide any litigation services, such shall be subject to the provisions of the C&W engagement letter or, if not specified therein, subject to the reasonable availability of C&W and/or said principals or appraisers at the time and shall further be subject to the party or parties requesting or requiring such services paying the then-applicable professional fees and expenses of C& W either in accordance with the provisions of the engagement letter or arrangements at the time, as the case may be.


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Extraordinary Assumptions

An extraordinary assumption is defined as "an assumption, directly related to a specific assignment, which, if found to be false, could alter the appraiser's opinions or conclusions. Extraordinary assumptions presume as fact otherwise uncertain information about physical, legal or economic characteristics of the subject property or about conditions external to the property, such as market conditions or trends, or the integrity of data used in an analysis." (USPAP 2001 Edition, ASS of The Appraisal Foundation, 1/1/2001. page 2).

This appraisal employs no extraordinary assumptions.

Hypothetical Conditions

A hypothetical condition is defined as "that which is contrary to what exists, but is supposed for the purpose of analysis. Hypothetical conditions assume conditions contrary to known facts about physical, legal, or economic characteristics of the subject property or about conditions external to the property, such as market conditions or trends, or the integrity of data used in an analysis." (USPAP 2001 Edition, ASS of The Appraisal Foundation, 1/1/2001, page 3).

This appraisal employs no hypothetical conditions.

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CERTIFICATION OF APPRAISAL

We certify that, to the best of our knowledge and belief:

1.   The statements of fact contained in this report are true and correct.

2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, impartial, and unbiased professional analyses, opinions, and conclusions.

3. We have no present or prospective interest in the property that is the subject of this report, and no personal interest with respect to the parties involved.

4. We have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment.

5. Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

6. Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

7. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

8. Robert J. Ryan, MAI made a personal inspection of the property that is the subject of this report.

9. No one provided significant real property appraisal assistance to the persons signing this report.

10. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

11. As of the date of this report, Appraisal Institute continuing education for Robert J. Ryan, MAI is current.


/S/ ROBERT J. RYAN
-------------------------
Robert J. Ryan, MAI
Director
Nevada Certified General Appraiser
License No. 00789
bob_ryan@cushwake.com
602-229-5904 Office Direct
602-229-5996 Fax

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